Exhibit 10.1

EXECUTION VERSION

Stock Purchase Agreement

Regarding the acquisition (directly and indirectly) of the entirety of the representative shares of the capital stock of

Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable and all of its subsidiaries

by and among

Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable

Fernando Salvador Ramos Suárez

Javier Manuel Ramos Suárez

Javier Manuel Ramos Rodríguez

José Miguel Ramos Rodríguez

Rosa María Teresita Ramos Rodríguez

Erika Ramos Schadtler

Lilliane Ramos Schadtler, and

Fernando Ramos Schadtler

As Sellers

Endo Netherlands B.V.

As Purchaser

– and –

(solely with respect to Section 9.14(b))

Endo International plc

As Purchaser Guarantor

April 29, 2014

TABLE OF CONTENTS

RECITALS

REPRESENTATIONS

CLAUSES

FIRST.	DEFINITIONS	8
SECOND.	SALE AND TRANSFER OF SHARES	20
THIRD.	PRICE	20
3.1	Purchase Price	20
3.2	Closing Date Balance Sheet; Purchase Price Adjustment	22
3.3	Escrow Fund	25
FOURTH.	CLOSING	25
4.1	Closing	25
4.2	Waiver of Closing Conditions	25
4.3	Delivery of Shares; Certified Copies	26
4.4	Sellers’ Representative	26
FIFTH.	CLOSING CONDITIONS; TERMINATION	26
5.1	Conditions Precedent	26
5.2	Conditions to the Closing of the Purchaser	27
5.3	Conditions to the Closing of the Sellers	28
5.4	Closing Deliverables	28
5.5	Termination	31
SIXTH.	REPRESENTATIONS AND WARRANTIES	32
6.1	Organization; Authority	32
6.2	Minutes and Corporate Books	33
6.3	Capitalization	33
6.4	Ownership; No Encumbrances	34
6.5	Governmental Authorizations; Product Registration	34
6.6	Marketing Authorizations and Sanitary Licenses	35
6.7	Financial Statements; Accounting Records; Inventory	35
6.8	Absence of Certain Changes or Events	36
6.9	Outstanding Capital Stock of the Companies	37
6.10	Tax Obligations	37
6.11	Labor Obligations	39
6.12	Legal Proceedings	40
6.13	Insurance Policies	41
6.14	Intellectual Property	41
6.15	Real Estate	42
6.16	Environmental Matters	43
6.17	Condition and Sufficiency of Assets	44
6.18	Material Contracts	44

i

6.19	Related-Party Transactions	45
6.20	Suppliers and Customers	45
6.21	Excluded Businesses; Sellers’ Corporate Restructuring	46
6.22	Brokers; Finders	46
6.23	No Undisclosed Liabilities; Indebtedness	46
6.24	Bank Accounts	46
6.25	Powers of Attorney	46
6.26	Compliance with Applicable Laws; OFAC; Anti-Corruption	46
6.27	No Violations	48
6.28	Accurate Information; No Implied Representations	48
6.28	Non-Infringement; Obligation	48
6.29	No Transaction Payments	48
SEVENTH.	COVENANTS	48
7.1	Operation of Business	48
7.2	Consents and Advisors	50
7.3	Confidentiality	50
7.4	Cooperation	51
7.5	Access to Information; Notification of Certain Matters	52
7.6	Non-Compete; Non-Solicitation	53
7.7	Stockholder Approval; Transfer of Companies	54
7.8	Spousal Consent	54
7.9	Indebtedness	55
7.10	Payment of the GFS Dividend	55
7.11	Draft 2013 Financial Statements; Final 2013 Audited Financial Statements	55
EIGHTH.	INDEMNITY OBLIGATION	55
8.1	Indemnification Obligation	55
8.2	No Limitation for Acts of Fraud	61
NINTH.	MISCELLANEOUS	61
9.1	Governing Law	61
9.2	Arbitration	61
9.3	Expenses; Taxes	62
9.4	Notices	62
9.5	No Third Party Rights; Assignment	64
9.6	Amendments	64
9.7	Headings and Definitions	64
9.8	Legal Counsel; Mutual Negotiation	65
9.9	Waiver	65
9.10	Severability	65
9.11	Counterparts	65
9.12	No Limitation	65
9.13	Entire Agreement	65
9.14	Guarantors	66
9.15	Interpretation	66

Exhibits:

Exhibit A	Applicable Proportions; GFS Dividend Allocation
Exhibit B	Example Statement of Working Capital
Exhibit C	Excluded Businesses
Exhibit D	GFS Account
Exhibit E	Knowledge
Exhibit F	Sellers Accounts
Exhibit G	Shares
Exhibit H	Form of Promissory Note
Exhibit I	Form of Escrow Agreement
Exhibit J	Form of Spousal Consent
Exhibit K	Form of Transitional Services Agreements

Schedules:

Schedule I.1(b)	FSRS – Copy of ID and Marriage Certificate
Schedule I.2(b)	JMRS – Copy of ID and Marriage Certificate
Schedule I.3(b)	JMRR – Copy of ID and Marriage Certificate
Schedule I.4(b)	JRR – Copy of ID and Marriage Certificate
Schedule I.5(b)	RMRR – Copy of ID and Marriage Certificate
Schedule I.6(b)	ERS – Copy of ID and Marriage Certificate
Schedule I.7(b)	LRS – Copy of ID
Schedule I.8(b)	FRS – Copy of ID
Schedule II(c)	Purchaser – Incumbency Certificate
Schedule III(c)	Purchaser Guarantor – Incumbency Certificate
Schedule 4.3	Allocation of Purchase Price
Schedule 5.2(f)	Third-Party Consents
Schedule 5.2(g)	Excluded Businesses; Consents
Schedule 5.4(a)(3)(iii)	Directors to be Revoked
Schedule 5.4(a)(4)	Form of Resignation
Schedule 6.1(b)	Companies’ By-Laws; Other Minutes
Schedule 6.5(a)	Infringements to Governmental Authorizations
Schedule 6.5(d)	Incidents Relating to Products
Schedule 6.5(e)	Irregularities Relating to Products
Schedule 6.6	Marketing Authorizations and Sanitary Licenses
Schedule 6.7(a)	Financial Statements
Schedule 6.7(d)	Inventory
Schedule 6.7(e)	Changes in Collection Practices
Schedule 6.8	Absence of Certain Changes or Events
Schedule 6.9	Outstanding Capital Stock of the Companies
Schedule 6.10	Tax Obligations

Schedule 6.11(a)	Key Employees
Schedule 6.11(b)	Employee Benefit Plans
Schedule 6.11(d)	Collective Bargaining Agreements
Schedule 6.11(f)	Labor Conflicts
Schedule 6.12	Legal Proceedings
Schedule 6.13(a)	Existing Policies
Schedule 6.14(a)	Intellectual Property Rights
Schedule 6.14(c)	Litigation relating to Intellectual Property Rights
Schedule 6.14(f)	Royalties
Schedule 6.15(a)	Owned Real Property
Schedule 6.15(b)	Leased Real Property
Schedule 6.16(e)	CNA Concession Titles
Schedule 6.17	Encumbered Assets
Schedule 6.18	Material Contracts
Schedule 6.19	Related-Party Transactions
Schedule 6.20	Suppliers and Customers
Schedule 6.21(a)	Excluded Businesses
Schedule 6.21(b)	Sellers’ Corporate Restructuring
Schedule 6.22	Brokers; Finders
Schedule 6.23	Indebtedness
Schedule 6.24	Bank Accounts
Schedule 6.25	Powers of Attorney
Schedule 7.1	Operation of Business
Schedule 7.6	Entities excluded of Non-Compete and Non-Solicitation

STOCK PURCHASE AGREEMENT dated April 29, 2014 (the “Agreement”), for the acquisition, directly and indirectly, of the shares and/or equity interests here described, representative of 100% (one hundred percent) of the capital stock of the entities referred to as (i) Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable (“Somar”); (ii) Serral, Sociedad Anónima de Capital Variable (“Serral”); (iii) Suplementos Médicos Quirúrgicos, Sociedad Anónima de Capital Variable (“Suplemed”); (iv) Advaita Pharma, Sociedad Anónima de Capital Variable (“Advaita”); (v) Laboratorios Serral, Sociedad Anónima de Capital Variable (“Laboratorios Serral”); (vi) Lakeside México, Sociedad Anónima de Capital Variable (“Lakeside”); (vii) Somar Humana, Sociedad Anónima de Capital Variable (“Somar Humana”); (viii) Alliance Pharma, Sociedad Anónima de Capital Variable (“Alliance”); (ix) Genvet, Sociedad Anónima de Capital Variable (“Genvet”); (x) Lakeside Pharma, Sociedad Anónima de Capital Variable (“Lakeside Pharma”); (xi) Somar Logística, Sociedad Anónima de Capital Variable (“Somar Logística”); (xii) Fundación Somar, Asociación Civil (“Fundación”); (xiii) Somar Farmacéutica, Sociedad Anónima de Capital Variable (“Somar Farmacéutica”); and (xiv) Pharma Inmobiliaria, Sociedad Anónima de Capital Variable (“Pharma Inmobiliaria”, and together with Somar, Serral, Suplemed, Advaita, Laboratorios Serral, Lakeside, Somar Humana, Alliance, Genvet, Lakeside Pharma, Somar Logística, Fundación and Somar Farmacéutica, the “Companies”); entered into by and among:

(a)	(i) Fernando Salvador Ramos Suárez (“FSRS”), (ii) Javier Manuel Ramos Suárez (“JMRS”), (iii) Javier Manuel Ramos Rodríguez (“JMRR”), (iv) José Miguel Ramos Rodríguez (“JRR”), (v) Rosa María Teresita Ramos Rodríguez (“RMRR”), (vi) Erika Ramos Schadtler (“ERS”), (vii) Lilliane Ramos Schadtler (“LRS”), and (viii) Fernando Ramos Schadtler (“FRS”), each one acting on his or her own behalf, as sellers (each one a “Seller” and, together, the “Sellers”);

(b)	Endo Netherlands B.V. (hereafter, “Purchaser”), represented in this act by its Managing Directors, Mr. Blaine T. Davis and Mr. Gert Jan Rietberg, as Purchaser;

(c)	Endo International plc (hereafter, “Purchaser Guarantor”), represented in this act by its President and Chief Executive Officer, Mr. Rajiv De Silva, as guarantor of the Purchaser; and

(d)	Somar, represented in this act by its attorney-in-fact, Mr. José Miguel Ramos Rodríguez;

in accordance with the following Recitals, Representations, and Clauses:

RECITALS

One.- The Sellers are the sole and exclusive owners of the Shares.

Two.- The Companies’ main business activities are the development, production, and sale of pharmaceutical products, including generic and branded generic pharmaceuticals, as well as over the counter drugs and other medical devices and services in the United Mexican States (“Mexico”) (this business, as has been managed by the Companies up until the date of this Agreement, the “Business”).

Three.- The Sellers desire to sell the Shares to the Purchaser, who in turn intend to acquire them from the Sellers, in accordance with the terms and conditions set forth in this Agreement.

Four.- As of the date hereof, Key Employees have entered into certain retention letter agreements with Somar Humana regarding their continued employment following Closing; provided, however, that the compliance by the Key Employees of their obligations vis-à-vis Somar Humana under such retention letter agreements shall in no case affect the (i) validity or enforceability of this Agreement, or subject to the fulfillment of the Closing Conditions, (ii) obligation of the parties to this Agreement to consummate the transactions contemplated hereby.

REPRESENTATIONS

I.	The Sellers hereby represent and warrant the following, as of the date hereof and as of the Closing Date:

I.1	FSRS, on his own behalf, hereby represents that:

(a) He has sufficient legal capacity and authority to enter into this Agreement.

(b) The copy of the document that is attached to this Agreement as Schedule I.1(b) constitutes a true copy of his current official identification.

(c) He is the sole owner of a portion of the Shares (as such shares are individually identified in Exhibit G), which are free from all Liens.

(d) He is a Mexican national and tax resident, married, with legal capacity to execute this Agreement and the other ancillary agreements to which he is a party, and to perform his obligations hereunder and thereunder. The execution by FSRS of this Agreement and the ancillary agreements to which he is a party, the performance of his obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action of FSRS, including the requisite Spousal Consent, if necessary.

(e) The Shares represent, either directly or indirectly, 100% (one hundred percent) of the capital stock of the Companies.

(f) Together with the rest of the Sellers, he desires to transfer the ownership of the Shares to the Purchaser subject to the terms and conditions set forth in this Agreement.

I.2	JMRS, on his own behalf, hereby represents that:

(a) He has sufficient legal capacity and authority to enter into this Agreement.

(b) The copy of the document that is attached to this Agreement as Schedule I.2(b) constitutes a true copy of his current official identification.

(c) He is the sole owner of a portion of the Shares (as such shares are individually identified in Exhibit G), which are free from all Liens.

(d) He is a Mexican national and tax resident, married, with legal capacity to execute this Agreement and the other ancillary agreements to which he is a party, and to perform his obligations hereunder and thereunder. The execution by JMRS of this Agreement and the ancillary agreements to which he is a party, the performance of his obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action of JMRS, including the requisite Spousal Consent, if necessary.

(e) The Shares represent, either directly or indirectly, 100% (one hundred percent) of the capital stock of the Companies.

(f) Together with the rest of the Sellers, he desires to transfer the ownership of the Shares to the Purchaser subject to the terms and conditions set forth in this Agreement.

I.3	JMRR, on his own behalf, hereby represents that:

(a) He has sufficient legal capacity and authority to enter into this Agreement.

(b) The copy of the document that is attached to this Agreement as Schedule I.3(b) constitutes a true copy of his current official identification.

(c) He is the sole owner of a portion of the Shares (as such shares are individually identified in Exhibit G), which are free from all Liens.

(d) He is a Mexican national and tax resident, married, with legal capacity to execute this Agreement and the other ancillary agreements to which he is a party, and to perform his obligations hereunder and thereunder. The execution by JMRR of this Agreement and the ancillary agreements to which he is a party, the performance of his obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action of JMRR, including the requisite Spousal Consent, if necessary.

(e) The Shares represent, either directly or indirectly, 100% (one hundred percent) of the capital stock of the Companies.

(f) Together with the rest of the Sellers, he desires to transfer the ownership of the Shares to the Purchaser subject to the terms and conditions set forth in this Agreement.

I.4	JRR, on his own behalf, hereby represents that:

(a) He has sufficient legal capacity and authority to enter into this Agreement.

(b) The copy of the document that is attached to this Agreement as Schedule I.4(b) constitutes a true copy of his current official identification.

(c) He is the sole owner of a portion of the Shares (as such shares are individually identified in Exhibit G), which are free from all Liens.

(d) He is a Mexican national and tax resident, married, with legal capacity to execute this Agreement and the other ancillary agreements to which he is a party, and to perform his obligations hereunder and thereunder. The execution by JRR of this Agreement and the ancillary agreements to which he is a party, the performance of his obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action of JRR, including the requisite Spousal Consent, if necessary.

(e) The Shares represent, either directly or indirectly, 100% (one hundred percent) of the capital stock of the Companies.

(f) Together with the rest of the Sellers, he desires to transfer the ownership of the Shares to the Purchaser subject to the terms and conditions set forth in this Agreement.

I.5	RMRR, on her own behalf, hereby represents that:

(a) She has sufficient legal capacity and authority to enter into this Agreement.

(b) The copy of the document that is attached to this Agreement as Schedule I.5(b) constitutes a true copy of her current official identification.

(c) She is the sole owner of a portion of the Shares (as such shares are individually identified in Exhibit G), which are free from all Liens.

(d) She is a Mexican national and tax resident, married, with legal capacity to execute this Agreement and the other ancillary agreements to which she is a party, and to perform her obligations hereunder and thereunder. The execution by RMRR of this Agreement and the ancillary agreements to which she is a party, the performance of her obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action of RMRR, including the requisite Spousal Consent, if necessary.

(e) The Shares represent, either directly or indirectly, 100% (one hundred percent) of the capital stock of the Companies.

(f) Together with the rest of the Sellers, she desires to transfer the ownership of the Shares to the Purchaser subject to the terms and conditions set forth in this Agreement.

I.6	ERS, on her own behalf, hereby represents that:

(a) She has sufficient legal capacity and authority to enter into this Agreement.

(b) The copy of the document that is attached to this Agreement as Schedule I.6(b) constitutes a true copy of her current official identification.

(c) She is the sole owner of a portion of the Shares (as such shares are individually identified in Exhibit G), which are free from all Liens.

(d) She is a Mexican national and tax resident, married, with legal capacity to execute this Agreement and the other ancillary agreements to which she is a party, and to perform her obligations hereunder and thereunder. The execution by ERS of this Agreement and the ancillary agreements to which she is a party, the performance of her obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action of ERS, including the requisite Spousal Consent, if necessary.

(e) The Shares represent, either directly or indirectly, 100% (one hundred percent) of the capital stock of the Companies.

(f) Together with the rest of the Sellers, she desires to transfer the ownership of the Shares to the Purchaser subject to the terms and conditions set forth in this Agreement.

I.7	LRS, on her own behalf, hereby represents that:

(a) She has sufficient legal capacity and authority to enter into this Agreement.

(b) The copy of the document that is attached to this Agreement as Schedule I.7(b) constitutes a true copy of her current official identification.

(c) She is the sole owner of a portion of the Shares (as such shares are individually identified in Exhibit G), which are free from all Liens.

(d) She is a Mexican national and tax resident, single, with legal capacity to execute this Agreement and the other ancillary agreements to which she is a party, and to perform her obligations hereunder and thereunder. The execution by LRS of this Agreement and the ancillary agreements to which she is a party, the performance of her obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action of LRS.

(e) The Shares represent, either directly or indirectly, 100% (one hundred percent) of the capital stock of the Companies.

(f) Together with the rest of the Sellers, she desires to transfer the ownership of the Shares to the Purchaser subject to the terms and conditions set forth in this Agreement.

I.8	FRS, on his own behalf, hereby represents that:

(a) He has sufficient legal capacity and authority to enter into this Agreement.

(b) The copy of the document that is attached to this Agreement as Schedule I.8(b) constitutes a true copy of his current official identification.

(c) He is the sole owner of a portion of the Shares (as such shares are individually identified in Exhibit G), which are free from all Liens.

(d) He is a Mexican national and tax resident, single, with legal capacity to execute this Agreement and the other ancillary agreements to which he is a party, and to perform his obligations hereunder and thereunder. The execution by FRS of this Agreement and the ancillary agreements to which he is a party, the performance of his obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action of FRS.

(e) The Shares represent, either directly or indirectly, 100% (one hundred percent) of the capital stock of the Companies.

(f) Together with the rest of the Sellers, he desires to transfer the ownership of the Shares to the Purchaser subject to the terms and conditions set forth in this Agreement.

I.9	Each and all the Sellers also represents and warrants that:

(a) Except for the filing with the CFCE referred to in Section 5.1 hereof and the clearance obtained therefrom, no consent, approval, waiver, clearance, order or authorization of, or registration, declaration, notice, submission or filing with, any Governmental Authority was or is required in connection with execution or performance by them of this Agreement or the ancillary agreements to which them are party or the consummation of the transactions contemplated hereby and thereby.

(b) There are no (i) outstanding Judgments against them, (ii) lawsuits, actions or proceedings pending or, to his or her knowledge, threatened against them, or (iii) investigations by any Governmental Authority which are pending or, to his or her knowledge, threatened against them, and which in the case of each of clauses (i), (ii) and (iii) above, could prevent, impair or otherwise affect, in any material respects, the existence, validity or enforceability of this Agreement or any ancillary agreement to which they are party, or the performance by them of their obligations under this Agreement and the ancillary agreements or the consummation of the transactions contemplated hereby and thereby.

(c) This Agreement has been, and the ancillary agreements to which they are party will be as of the Closing Date, duly executed by them and constitute the valid and binding agreements of them, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, concurso civil, and other similar laws affecting the enforceability of creditors' rights generally.

(d) The execution of this Agreement and each ancillary agreement to which they are party do not, and the performance by it of this Agreement and any ancillary agreement to which they are party, and the consummation of the transactions contemplated hereby or thereby do not (a) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a material default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any material payment or other obligations, or result in the creation of a Lien on any property or asset owned or used by any them pursuant to, any note, bond, mortgage, indenture, contract, confidentiality agreement, exclusive dealings or similar agreement, lease, license, permit, franchise or other instrument or obligation to which they are a party or by which any of the properties or assets of them are bound or affected, or (b) violate or conflict with, constitute a breach of or default under, any Judgment of a Governmental Authority to which they are party or by which it or any of their properties are bound, or any material Applicable Law.

II.	The Purchaser, through its representative, hereby represents and warrants that, as of the date hereof and as of the Closing Date:

(a) It is a company duly organized and existing in accordance with the laws of the Netherlands.

(b) Its current Organizational Documents allow for the execution of this Agreement in its terms, and it has all the necessary corporate approvals to take on and comply with the obligations that it assumes according to this instrument.

(c) Its representative is duly authorized to enter into this Agreement, which is evidenced by the incumbency certificate attached hereto as Schedule II(c).

(d) It has all of the necessary and sufficient resources to comply with its payment obligations under this Agreement.

(e) It is its will (i) to acquire the Shares in accordance with the terms and conditions set forth in this Agreement and (ii) to perform all its obligations hereunder.

III.	The Purchaser Guarantor, through its representative, hereby represents and warrants that, as of the date hereof and as of the Closing Date:

(a) It is a company duly organized and existing in accordance with the laws of the Republic of Ireland.

(b) Its current Organizational Documents allow for the execution of this Agreement in its terms, and it has all the necessary corporate approvals to take on and comply with the obligations that it assumes according to this instrument.

(c) Its representative is duly authorized to enter into this Agreement, which is evidenced by the incumbency certificate attached hereto as Schedule III(c).

(d) It has all of the necessary and sufficient resources to guarantee the Purchaser's obligations under this Agreement.

(e) It is its will guarantee the Purchaser's obligations hereunder.

In accordance with the foregoing, the parties, intending to be legally bound, agree as follows:

CLAUSES

FIRST. DEFINITIONS. The terms with the first letter capitalized used in this Agreement and which are not defined in any other section of it, will have the meanings that are indicated below:

“Adjustment Amount” means an amount, which may be a negative number, equal to the sum of (a) the Final Working Capital minus the Estimated Working Capital, (b) the Final Cash Amount minus the Estimated Cash Amount (c) the Estimated Funded Indebtedness minus the Final Indebtedness Amount and (d) the Estimated Seller Transaction Expenses minus the Final Seller Transaction Expenses; converted into Dollars at the Applicable Exchange Rate.

“Advaita” is defined in the preamble to this Agreement.

“Affiliate” means, with respect to any person, any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

In the case of individuals, the term “Affiliate” additionally will include the spouse or any other person that has a blood kin relationship (parentesco por consanguinidad), with any of such individuals, up to the third degree, whether it be in an ascending, descending, or collateral lineage, or a kinship by marriage in the same degree.

For purposes of this definition, “control” (including the terms “controlled by” and “under common control with” or any other similar term, as the context may require) of a person means (i) the ability to vote the majority of the shares or capital stock with the right to vote in the election of advisors of this person, (ii) the direct or indirect ownership of the majority of the shares or representative equity interest of said person or (iii) the power to direct the management and policies of said person by contract.

“Agreement” is defined in the preamble to this Agreement.

“Annual Financial Statements” is defined in Section 6.7(a).

“Applicable Exchange Rate” the exchange rate for the Peso to Dollar known as the “tipo de cambio para solventar obligaciones denominadas en moneda extranjera pagaderas en la República Mexicana” published by Banco de México in the Diario Oficial de la Federación on the Business Day immediately preceding the date in which this exchange rate must be applied for purposes of calculation and conversion, including, but not limited to, amounts to be paid to any party or used for any purchase price adjustment or other similar adjustments.

“Applicable Law” shall mean, with respect to any person, all present and future statutes, laws, ordinances, rules, orders, norms, codes, policies, decrees, judgments and regulations of any Governmental Authority or stock exchange applicable to such person or any of its Subsidiaries, or any of their respective properties or assets.

“Applicable Proportions” means, with regards to the several liability (obligación mancomunada) assumed by each of the Sellers in accordance with the Eighth Clause of this Agreement, the percentage by which each one of said Sellers will be liable to the Purchaser and as this percentage is identified in Exhibit A.

“Business” is defined in the recitals of this Agreement.

“Business Day” means any day in which banks are required or authorized to provide service to the public in both Mexico City, Federal District, or New York, New York and excluding Saturday and Sunday.

“Business Scope” means the development, production, and sale of pharmaceutical products, including generic and branded generic pharmaceuticals, as well as over the counter drugs and other medical devices and services in Mexico; provided, however, that the term “Business Scope” shall not be deemed to cover pharmaceutical products such as (i) biotech products, (ii) biopharmaceuticals, or (iii) nutritional products or supplements.

“Cash” means the sum of cash, checks (net of outstanding checks), and other cash equivalents (including the fair market value of any marketable securities and short term investments) and demand deposits or similar accounts.

“Cash Amount” means, as of the close of business on the Closing Date, the sum of Cash on hand of the Companies but excluding any cash or cash equivalents that are not freely usable or that are subject to restrictions, limitations or Taxes on use or distribution by Law, contract or otherwise.

“CFCE” means the Mexican Federal Competition Commission (Comisión Federal de Competencia Económica).

“CFCE Authorization” means the favorable written resolution issued by the CFCE with respect to the transactions contemplated hereby.

“CFCE Authorization Period” is defined in Section 5.1(a).

“Claim” means any action, suit, case, litigation, proceeding, claim, arbitration, charge, criminal prosecution, investigation demand letter, warning letter, finding of deficiency or non-compliance, adverse inspection report, notice of violation, penalty, fine, sanction, subpoena, request for recall, remedial action, or proceeding.

“Claim Notice” is defined in Section 8.1(g).

“Closing” is defined in Section 4.1.

“Closing Conditions” is defined in the Second Clause of this Agreement.

“Closing Date” means the date on which the Closing of the transactions contemplated in this Agreement occurs.

“Closing Date Balance Sheet” is defined in Section 3.2(a).

“Closing Proceeds” is defined in Section 3.1(a).

“COFEPRIS” means the Mexican Sanitary Risks Protection Agency (Comisión Federal para la Protección contra Riesgos Sanitarios) and any successor agency thereto.

“Corporate Restructuring Actions” is defined in Section 5.2(e).

“Combined Financial Statements” is defined in Section 6.7(a).

“Companies” is defined in the preamble to this Agreement.

“Current Assets” means, as of any time, an amount equal to the sum of (i) clientes, netos, (ii) otras cuentas por cobrar, (iii) IVA acreditable, neto, and (iv) inventario, neto; as such line items are (1) shown in the Example Statement of Working Capital, and (2) adjusted in connection with the Excluded Businesses.

“Current Liabilities” means, as of any time, an amount equal to the sum of (i) proveedores, netos, (ii) acreedores, and (iii) otras cuentas por pagar; as such line items are (1) shown in the Example Statement of Working Capital, and (2) adjusted in connection with the Excluded Businesses.

“Debt Amount” is defined in Section 3.1(c)(3).

“Determination” is defined in Section 8.1(g)(1).

“Distribution Date” is defined in Section 8.1(g)(5).

“Dollar” or “USD$” means the legal currency of the United States of America.

“Employee Benefit Plan” means employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by any of the Companies for the benefit of any current or former employee or director of any of the Companies, whether formal or informal and whether written or unwritten.

“Environmental Claim” means any written action, notice, notification, request for information, citation, summons, complaint or order alleging potential liability (including, without limitation, potential liability for investigatory costs, remediation costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, Release or threatened Release of any Hazardous Materials at any location operated by any of the Companies, (ii) circumstances forming the basis of any violation, of any Environmental Law, or (iii) otherwise relating to or arising out of any Environmental Law.

“Environmental Laws” means all Applicable Laws and binding and enforceable governmental agreements relating to pollution or protection of the environment or human health and safety, including laws relating to Releases or threatened Releases of Hazardous Material into the environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Material and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Material, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

“Environmental Permits” is defined in Section 6.16(b).

“ERS” is defined in the preamble to this Agreement.

“Escrow Agent” means the person named as escrow agent in the Escrow Agreement, which shall be mutually satisfactory to the Sellers and the Purchaser.

“Escrow Agreement” is defined in Section 3.3.

“Escrow Fund” is defined in Section 3.1(c)(1).

“Estimated Cash Amount” is defined in Section 3.1(b).

“Estimated Funded Indebtedness” means the good faith estimate made by the Sellers and submitted to the Purchaser no later than 5 (five) Business Days prior to the Closing Date, that reflects the calculation of the Funded Indebtedness as of the open of business on the Closing Date. The “Estimated Funded Indebtedness” will (i) include the Debt Amount, and (ii) be expressed in Pesos and converted into Dollars in accordance with the Applicable Exchange Rate.

“Estimated Seller Transaction Expenses” means the good faith estimate made by the Sellers and submitted to the Purchaser no later than 5 (five) Business Days prior to the Closing Date, of Seller Transaction Expenses upon closing of operations at the open of business on the Closing Date.

“Estimated Working Capital” means the good faith estimate made by the Sellers and submitted to the Purchaser no later than 5 (five) Business Days prior to the Closing Date, of the Working Capital as of the open of business on the Closing Date, calculated in accordance with the accounting principles, procedures, polices and methods used in preparing the Example Statement of Working Capital, as set forth on the Estimated Closing Date Balance Sheet.

“Example Statement of Working Capital” means the example statement of consolidated working capital of the Companies as of March 31, 2014 attached as Exhibit B hereto including the adjustments set forth therein.

“Excluded Businesses” means all companies that are set forth in Exhibit C.

“Excluded Business Debt Amount” is defined in Section 3.1(c)(3).

“Excluded Businesses Notes” is defined in Section 3.1(c).

“Excluded Claim” is defined in Section 8.1(e)(i).

“Existing Policies” is defined in Section 6.13(a).

“Final Amounts” is defined in Section 3.2(h) hereof.

“Final Cash Amount” is defined in Section 3.2(h) hereof.

“Final Indebtedness Amount” is defined in Section 3.2(h) hereof.

“Final Seller Transaction Expenses” is defined in Section 3.2(h) hereof.

“Final Working Capital” is defined in Section 3.2(h) hereof.

“Financial Statements” is defined in Section 6.7(a).

“FRS” is defined in the preamble to this Agreement.

“FSRS” is defined in the preamble to this Agreement.

“Fundación Somar” is defined in the preamble to this Agreement.

“Fundamental Representations” means the Representations made by the Sellers and Somar in Representations Section I and Section 6.1 (Organization; Authority), Section 6.3 (Capitalization), Section 6.4 (Ownership; No Encumbrances), Section 6.9 (Outstanding Capital Stock of the Companies), Section 6.21 (Excluded Business), Section 6.23 (Undisclosed Liabilities; Indebtedness), Section 6.26(c) (OFAC) and Section 6.26(d) (Anti-Corruption).

“Funded Indebtedness” means, with respect to the Companies, as of any date of determination, without duplication, all Indebtedness for borrowed money or Indebtedness issued in substitution or exchange for borrowed money (other than financial leases, trade accounts payables, accrued operating expenses and other indebtedness arising in the ordinary course of business) as of such day of determination together with all accrued and unpaid interest thereon.

“GFS Account” means the bank account identified in Exhibit D.

“GFS Dividend” means the dividend declared by Somar on March 14, 2014, in the amount of $127,754,995.00 (one hundred twenty seven million seven hundred fifty four thousand nine-hundred ninety five Pesos 00/100) of which $117,549,119.00 (one hundred seventeen million five hundred forty-nine thousand once hundred nineteen Pesos 00/100), shall remain as dividend payable as of the Closing Date (either in Pesos or in Dollars pursuant to the Applicable Exchange Rate) and shall be paid to the (existing or former) shareholders of Somar pursuant to Section 7.10 in accordance with their equity interest in the capital stock of Somar as of the abovementioned date, as such participation among the relevant shareholders is set forth in Exhibit A.

“Governmental Authority” means any competent (i) nation, state, municipality, city, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate or justice;

(iii) multi-national organization, quasi-governmental body, or regulatory authority; or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or tax authority or power of any nature, including mediators, arbitrators and arbitral tribunals.

“Hazardous Material” or “Hazardous Materials” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, or radioactive under any Environmental Laws, including petroleum and petroleum products, asbestos or polychlorinated biphenyls.

“Health Authority” means any Mexican Governmental Authority with jurisdiction regarding health matters including without limitation the Mexican Ministry of Health (Secretaría de Salud), and any successor agency thereto, acting either directly or indirectly through any of its dependencies, including COFEPRIS or the Pharmacovigilance National Center (Centro Nacional de Farmacovigilancia).

“ICC” means International Chamber of Commerce.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) obligations relating to financial derivatives (swaps of interest rates, option contracts, currency swaps, or other hedging instruments or any other similar derivative), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed, (f) all dividends or other payables to Sellers to the extent not included in Estimated Working Capital, Working Capital, Estimated Seller Transaction Expenses, or Seller Transaction Expenses, (g) all guarantees (by contract, operation of law or otherwise) by such person of Indebtedness of others, (h) all financial lease obligations of such person, (i) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty, (j) all deferred payments in connection with the acquisition of Lakeside, (k) all obligations, contingent or otherwise, of such person in respect of bankers' acceptances, (l) all obligations of any person that qualify as Indebtedness under Mexican NIF or any other accounting principles applicable to such person, (m) any premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection with the foregoing (a) through (m).

“Indemnifiable Event” is defined in Section 8.1(a).

“Independent Expert” means a partner at (i) Mancera, S.C. – Ernst & Young or, if for any reason a partner at Mancera, S.C. – Ernst & Young is unavailable to act as the Independent Expert, (ii) a partner at KPMG Cárdenas Dosal, S.C., and if (i) and (ii) are unavailable to act as the Independent Expert, then another auditing firm of international standing jointly agreed upon by the Purchaser and Sellers for the purposes indicated in Section 3.2. In the event the Purchaser and Sellers cannot agree upon the appointment of an Independent Expert within 15 (fifteen) calendar days of a written request for the same by any party, then the Independent Expert shall be a partner at an internationally-recognized auditing firm appointed by the Centre for Expertise of the ICC at the written request of any party.

“Intellectual Property Rights” means (A) all domestic and foreign intellectual property rights, whether registered or not, including (i) any licenses, copyrights and copyright applications; (ii) patents, patent rights, patent applications, (iii) trademarks and service marks (registered and unregistered), trademark rights, trade names, trade name rights, (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), and (v) names, corporate names, URLs, internet domain names, website names, business names, brand names, world wide web addresses, social media addresses, logos, slogans, trade dress, trade secrets (whether patentable or not) trade signs, design rights, slogans, and other similar designations and rights with respect to the foregoing, together with the goodwill symbolized by any of the foregoing and (B) any Know-How in each case of the foregoing (A) or (B) which is or are required to conduct the Business as currently conducted or is or are otherwise used or held for use in the Business.

“Internal Financial Statements” is defined in Section 6.7(a).

“JMRR” is defined in the preamble to this Agreement.

“JRR” is defined in the preamble to this Agreement.

“JMRS” is defined in the preamble to this Agreement.

“Judgments” means, with respect to any person, any judgment, order or decree of any Governmental Authority or arbitration tribunal applicable to such person or any of its Subsidiaries or any of their respective properties or assets.

“Key Employees” is defined in Section 6.11(a).

“Key Guarantors” means FSRS and JMRS.

“Know-How” means all confidential and proprietary information and data owned by the Seller as of the Closing Date, which the Companies use to conduct the Business as currently conducted.

“Knowledge” with respect to the Sellers, Somar and the Key Guarantors means the actual knowledge after reasonable inquiry of the persons listed in Exhibit E as of the date of this Agreement and any individual that replaces any of the persons listed in a similar position prior to Closing, in each case, considering such individual's past and present position or office.

“Laboratorios Serral” is defined in the preamble to this Agreement.

“Lakeside” is defined in the preamble to this Agreement.

“Lakeside Pharma” is defined in the preamble to this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree, stipulation, award, settlement agreement or order of or with any Government Authority.

“Leased Real Property” is defined in Section 6.15(b).

“Liability Cap” is defined in Section 8.1(e)(ii).

“Liens” means with respect to any asset, any mortgage, lien, pledge, charge, security interest, option, transfer restriction, voting restriction or other encumbrance of any kind in respect of such asset.

“Losses” means any and all damages (daños) and/or losses (perjuicios), including (but not limited to) out-of-pocket costs, expenses, sums payable under settlement agreements (to the extent of any settlement made in accordance with this Agreement), interest and penalties, Taxes, reasonable attorneys’ fees and expenses, and reasonable accountants’ fees and expenses incurred in the investigation, preparation or defense of any indemnifiable claim.

“LRS” is defined in the preamble to this Agreement.

“Marketing Authorization” means any and all marketing authorizations (registros sanitarios) issued by the COFEPRIS or any other Health Authority in favor of any of the Companies and which are necessary for the conduct of the Business as presently conducted.

“Material Adverse Effect” means any event, change, development, state of fact, occurrence, condition or effect that, individually or in the aggregate with all other events, changes, developments, states of fact, occurrences, conditions or effects (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Companies, taken as a whole, or (ii) would or would reasonably be expected to prevent, materially delay or materially impede the performance by the Sellers or their obligations under this Agreement or any ancillary agreement or the consummation of the transactions contemplated hereby or thereby.

“Material Contracts” is defined in Section 6.18(a).

“Maximum Working Capital” means an amount equal to $640,000,000.00 (six hundred forty million Pesos 00/100).

“Memorandum of Understanding” is defined in Section 4.2.

“Mexico” is defined in the recitals of this Agreement.

“Minimum Indemnification Amount” is defined in Section 8.1(e)(i).

“Minimum Individual Amount” is defined in Section 8.1(e)(ii).

“Minimum Working Capital” means an amount equal to $540,000,000.00 (five hundred forty million Pesos 00/100).

“Mexican NIF” means the Mexican financial reporting standards (Normas de Información Financiera), as issued from time to time by the Mexican Financial Reporting Standards Board (Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera, A.C.), as in effect as of the date of this Agreement or for the period in which such standards are applied.

“Notice of Objection” is defined in Section 3.2(d).

“OFAC” means the U.S. Office of Foreign Assets and Control.

“Organizational Documents” means with respect to any Company, the deed of incorporation and the bylaws (or equivalent or comparable constitutive documents) and any shareholders agreement.

“Outside Date” is defined in Section 5.5(b)(2).

“Owned Real Property” is defined in Section 6.15(a).

“Permits” means all consents, variances, licenses, franchises, permits, certificates, registries, approvals, affidavits, rights, exemptions, orders, accreditations or other similar authorizations from any Governmental Authority with respect to any of the Companies to carry on the Business under Applicable Law or to own or use its assets and properties.

“Pesos” or “$” means the legal currency in Mexico.

“Pharma Inmobiliaria” is defined in the preamble to this Agreement.

“Post-Closing Review Period” is defined in Section 3.2(b).

“Purchase Price” is defined in Section 3.1(a).

“Purchaser” is defined in the preamble to this Agreement.

“Purchaser Guarantor” is defined in the preamble to this Agreement.

“Purchaser Indemnitees” is defined in Section 8.1(b).

“Purchaser Post-Closing Statement” is defined in Section 3.2(b) hereof.

“Real Property” is defined in Section 6.15(b).

“Release” means any release, spill, emission, effluent, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the migration of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Reserved Amount” is defined in Section 8.1(g)(1).

“Representatives” is defined in Section 7.5(a).

“RMRR” is defined in the preamble to this Agreement.

“Rules” is defined in Section 9.2.

“Sanitary License” shall mean each license issued by the COFEPRIS or any other Governmental Authority in Mexico or outside of Mexico to the Companies, as applicable, which is required by Applicable Law to produce, prepare, warehouse and commercialize, medicaments and raw materials for the production thereof.

“Seller” and “Sellers” have the meaning given to this term in the preamble to this Agreement.

“Sellers’ Representative” is defined in Section 4.4.

“Seller Transaction Expenses” means (i) the fees (including brokerage fees, commissions and finders’ fees), costs and expenses (including legal, accounting, financial advisory and other expenses of professionals) incurred by the Sellers, or the Companies on or prior to the Closing Date in connection with the transactions contemplated by this Agreement, as well as all Taxes related thereto and (ii) any stay, retention or other bonuses or compensation payable in connection with or as a result of the transactions contemplated by this Agreement as well as all Taxes related thereto, whether paid prior to or following the Closing Date, in each case to the extent not paid by the Sellers, or the Companies in full prior to the Closing Date.

“Sellers Accounts” means the bank accounts identified in Exhibit F, or where applicable, any other that any of the Sellers notifies the Purchaser of in writing with at least 3 (three) Business Days ahead of the date in which any payment must be made as stated by this instrument.

“Sellers’ Corporate Restructuring” is defined in Section 6.21.

“Serral” is defined in the preamble to this Agreement.

“Shares” means all of the shares and equity interests owned by the Sellers in the capital stock of the Companies between the date hereof and the Closing Date, as such shares and equity interests are identified in Exhibit G.

“Somar” is defined in the preamble to this Agreement.

“Somar Farmacéutica” is defined in the preamble to this Agreement.

“Somar Humana” is defined in the preamble to this Agreement.

“Somar Logística” is defined in the preamble to this Agreement.

“Spousal Consent” is defined in Section 7.9.

“Subsidiary Debt Amount” is defined in Section 3.1(c)(3).

“Suplemed” is defined in the preamble to this Agreement.

“Survival Period” is defined in Section 8.1(a).

“Tax” or “Taxes” shall mean any and all taxes, charges, duties (derechos), fees, levies, tariffs (aranceles), imposts and other charges of any kind (together with any and all interest, penalties, surcharges or additions associated therewith) imposed by any Tax Authority, including taxes or other charges on or with respect to income (impuesto sobre la renta), assets (impuesto al activo), business flat tax (impuesto empresarial a tasa única), real property (including impuesto predial and contribuciones por mejoras), withholding taxes (retenciones), social security quotas (contribuciones al Instituto Mexicano del Seguro Social), contributions and quotas to the National Pension Fund System (contribuciones al Sistema de Ahorro para el Retiro), contributions and quotas to the National Workers' Housing Fund Institute Quotas (contribuciones al Infonavit) and value added tax (Impuesto al Valor Agregado), including in each case any charges, interest, surcharges, penalties or similar amounts imposed by any Governmental Authority in connection therewith.

“Tax Authority” means any Governmental Authority (whether in Mexico, the United States, or such other jurisdiction to which the any of the Companies is subject to) exercising tax regulatory authority or otherwise having the authority to impose or assess Taxes.

“Tax Claim” is defined in Section 7.4(b).

“Tax Indemnification Event” is defined in Section 8.1(c).

“Tax Returns” shall mean all returns, declarations, reports, forms, records, notices, estimates, information returns and complementary statements or other documents (including any amendments thereof, or any related or supporting information with respect to any of the foregoing) required to be filed with any Tax Authority in connection with the determination, assessment, collection or administration of any Taxes in accordance with Applicable Law.

“Tax Withholding” is defined in Section 3.1(c)(2).

“Tax Withholding Materials” is defined in Section 3.1(c)(2).

“Third Party Claim Amount” is defined in Section 8.1(h)(1).

“Third Party Claim Notice” is defined in Section 8.1(h)(1).

“Transaction Consideration Disbursement Schedule” is defined in Section 3.1(b).

“Working Capital” means, as of any time, an amount (which may be positive or negative) equal to Current Assets minus Current Liabilities, without regard to Cash or Seller Transaction Expenses, in each case, of the Companies on a consolidated basis and prepared (A) in accordance with Mexican NIF and (B) the accounting principles, procedures, policies and methods used in preparing the Example Statement of Working Capital.

All defined terms used in this Agreement will be construed to be of such gender or number as the circumstances require. When the context shall require, any pronoun must include the corresponding masculine or feminine or neutral form. All references to “Clauses”, “Sections”, “subsections”, “paragraphs”, and “Schedules” refer to the corresponding Clauses, Sections, subsections, paragraphs, and Schedules of this Agreement. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

The accounting terms not expressly defined in this Agreement and all financial information that any person must submit or prepare in accordance with it, will be interpreted or will be prepared, as is the case, in accordance with Mexican NIF applied consistently, and when applicable, in accordance with the past practices of the Companies.

SECOND. SALE AND TRANSFER OF SHARES. Subject to the fulfillment or, to the extent permitted under Applicable Law, waiver of the conditions precedent set forth in the Fifth Clause of this Agreement (the “Closing Conditions”), each of the Sellers hereby sells to the Purchaser, and the Purchaser hereby buys and acquires for itself, all of the Sellers' right, title, interest and ownership in and to the Shares free and clear of any encumbrance; provided, however, that one or more Shares will, if necessary, be transferred to and acquired by one or more designees of the Purchaser previously identified in writing to the Sellers by the Purchaser (at least 2 (two) Business Days prior to the Closing Date) in order to comply with the requirement under Mexican law that each Company must have at least 2 (two) shareholders.

THIRD. PRICE.

3.1	Purchase Price.

(a)	The aggregate purchase price (the “Purchase Price”) to be paid by the Purchaser (and the Purchaser's designee(s), as applicable) to the Sellers for the Shares will be equal to the Closing Proceeds as adjusted pursuant to Section 3.2. The “Closing Proceeds” will be equal to USD$268,750,000.00 (two hundred sixty-eight million seven hundred and fifty thousand Dollars 00/100), (i) decreased by the Estimated Funded Indebtedness (which amount, for purposes of this Section 3.1(a) only, shall not include the Excluded Business Debt Amount, it being understood and agreed that the Excluded Business Debt Amount shall be included in the term Estimated Funded Indebtedness in all other sections of this Agreement), (ii) increased by the Estimated Cash Amount, (iii) increased by the excess, if any, of the Estimated Working Capital over the Maximum Working Capital, (iv) decreased by the excess, if any, of the Minimum Working Capital over the Estimated Working Capital, (v) decreased by the Estimated Seller Transaction Expenses, and (vi) decreased by an amount equal to the GFS Dividend.

(b)	At least 5 (five) days prior to the anticipated Closing Date, the Companies shall prepare and deliver to the Purchaser a schedule (as updated, if applicable, pursuant to the proviso to this Section 3.1(b), the “Transaction Consideration Disbursement Schedule”) which shall set forth (i) a good faith estimate of the amount of Cash of the Companies as of the open of business of the Closing Date (the “Estimated Cash Amount”), (ii) the Estimated Funded Indebtedness, (iii) the Estimated Working Capital and (iv) Estimated Seller Transaction Expenses; provided that, such Transaction Consideration Disbursement Schedule shall, prior to 5:00 p.m. (New York time) on the day immediately preceding the Closing Date, to the extent necessary, be updated by the Companies to reflect the actual amounts of the foregoing items (i) through (iv) as of such date and to correct any errors therein identified by Purchaser with which Sellers reasonably agree and which Purchaser notified Companies of in writing at least 2 (two) days prior to the Closing Date.

(c)	On the Closing Date, the Purchaser (and the Purchaser’s designee(s), as applicable) shall (i) pay the Closing Proceeds, and (ii) fund the GFS Dividend, and (iii) pay de Debt Amount; in cash by wire transfer of immediately available funds as follows:

(1)	an amount equal to USD$40,312,500.00 (forty million three hundred and twelve thousand five hundred Dollars 00/100) (the “Escrow Fund”), shall be deposited into a bank account designated by the Escrow Agent in writing at least 5 (five) Business Days prior to the Closing Date, which amount will be held by the Escrow Agent (together with any interest and earnings thereon) pursuant to the terms of the Escrow Agreement, which amount may be used only to secure the Sellers obligations pursuant to the Eighth Clause hereof (Indemnification);

(2)

an amount equal to 20% (twenty percent) of the Closing Proceeds (the “Tax Withholding”) shall be withheld by the Purchaser, which amount shall (A) be released and delivered to the Sellers Accounts no later than 5 (five) Business Days after the Purchaser’s receipt of a copy of the Sellers’ income tax return reporting the income derived from the Closing Proceeds, as well as proof of payment of said tax (“comprobante de pago bancario”) (the “Tax Withholding Materials”), provided, however, that the Tax Withholding Materials must be provided by Seller no later than the 17th calendar day of the month following the Closing Date or (B) be paid by the Purchaser to the Mexican Federal Treasury as provided by applicable law, if Sellers’ have not provided the Tax Withholding Materials pursuant to subsection (A) above; notwithstanding the foregoing, in the event that any Seller elects to be taxed on the net gain and, if applicable, gives notice in writing to the Purchaser prior to the Closing Date that it will elect to make an estimated income tax payment that is below the applicable withholding and comply with the requirements contained in the

Mexican Income Tax Law Regulations to that effect, such Seller must additionally provide a copy of the tax report (“dictamen fiscal”) filed before the Mexican tax authority, in which case, a copy of the tax report (“dictamen fiscal”) must be provided no later than 30 Business Days following the filing of the estimated income tax return, or the date on which the return should have been filed in accordance with Applicable Law;

(3)	an amount in USD equal to the amount of cash necessary to satisfy and extinguish in full the Indebtedness set forth in the payoff letters delivered pursuant to Section 5.4(a)(6) (the “Subsidiary Debt Amount”) and pursuant to Section 5.4(a)(7), if applicable (the “Excluded Business Debt Amount”, and together with the Subsidiary Debt Amount, the “Debt Amount”) shall be deposited in such account or accounts as the holders of such Indebtedness specify in the respective payoff letters;

(4)	an amount in USD equal to the GFS Dividend shall be deposited on the Closing Date into the GFS Account in connection with the GFS Dividend; and

(5)	an amount equal to the Closing Proceeds minus the Escrow Fund minus the Tax Withholding minus the Excluded Business Debt Amount, if any, shall be deposited on the Closing Date into the Sellers Accounts and, if applicable, immediately after giving effect to the payment of the Excluded Business Debt Amount referred to in clause (c)(3) above, so long as the Excluded Businesses which are obligors under the Excluded Businesses Notes shall have then been transferred to the Sellers, the Purchasers shall deliver to the Sellers the Excluded Businesses Notes duly endorsed in property in favor of the Sellers.

For the avoidance of doubt, the payment of the amounts under items (3) in respect of the Subsidiary Debt Amount and (4) above shall constitute the making of a loan by Purchaser to the relevant subsidiary of Somar or Somar, as applicable, at Closing on such terms as set forth in Exhibit H, for the purposes of settling such outstanding Indebtedness of the Companies on the Closing Date. Any payment of the Excluded Business Debt Amount (including any pre-payment costs related therewith) by the Purchaser on behalf of any such Excluded Business shall constitute the making of a loan by the Purchaser to the Excluded Businesses and shall be documented by means of a promissory note (pagaré) on such terms as set forth in Exhibit H (any such promissory note being referred to herein as the “Excluded Businesses Notes”). The Sellers shall cause the applicable Excluded Businesses to enter into the Excluded Businesses Notes at Closing.

3.2	Closing Date Balance Sheet; Purchase Price Adjustment.

(a)

Within 60 (sixty) calendar days after the Closing (the “Post-Closing Review Period”), the Purchaser will prepare, and deliver to Seller a statement (the “Purchaser Post-Closing Statement”) setting forth (x) a balance sheet of the Companies, on a consolidated basis as of the close of business immediately preceding the Closing

Date, which balance sheet will be prepared in accordance with Mexican NIF applied on a consistent basis with the Financial Statements (except with respect to Working Capital, which shall be prepared using the accounting principles, procedures, policies and methods used in preparing the Example Statement of Working Capital) (the “Closing Date Balance Sheet”) and (y) a certificate setting forth the calculation of (A) Working Capital, (B) Cash Amount, (C) the Funded Indebtedness and (D) the Seller Transaction Expenses. The Closing Date Funded Indebtedness will be expressed in Pesos and converted into Dollars at the Applicable Exchange Rate. Sellers shall be entitled to review the Closing Date Balance Sheet and the Closing Date Funded Indebtedness.

(b)	Contemporaneously with the delivery of the Purchaser Post-Closing Statement, the Purchaser shall also deliver to the Sellers copies of supporting documentation that the Purchaser used in preparing the Purchaser Post-Closing Statement, including invoices, trial balances, accounting entries, bank account statements, working papers and financial statements of the Companies as of the Closing Date.

(c)	Unless the Sellers notify the Purchaser of their objection to the Purchaser Post-Closing Statement (including the source documentation (invoices, trial balances, accounting entries, bank account statements, among others) and/or working papers) within 30 (thirty) calendar days after delivery thereof to Sellers, specifying any disputed items in reasonable detail (a “Notice of Objection”), such Purchaser Post-Closing Statement shall be final, definitive and binding on the parties.

(d)	If the Sellers submit a Notice of Objection to the Purchaser in the previously referred to terms, the parties will have a period of 30 (thirty) calendar days following the delivery of the Notice of Objection to attempt to reconcile the differences and resolve the objections stated in the Notice of Objection; the previous in the understanding that, if at the end of this period the parties have not reached a satisfactory agreement in writing with regards to the totality of the disputed concepts in the Notice of Objection, either of them will be able to submit said Notice of Objection to the Independent Expert in addition to a brief detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Working Capital, Funded Indebtedness, Cash Amount and/or Seller Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Working Capital, Funded Indebtedness, Cash Amount and Seller Transaction Expenses as of the open of business on the Closing Date

(e)

The Independent Expert shall endeavor to render his or her decision within 45 (forty-five) calendar days of the date of the submission of the Notice of Objection to it, provided that, the failure to make a decision within that time period shall not constitute a basis or defense to the Independent Expert’s decision for any party. In making his or her decision, the Independent Expert shall be provided with and may evaluate the Notice of Objection, the Purchaser Post-Closing Statement, any briefs submitted by parties and any other documents and work papers which he or she may request from the parties (which the parties are required to provide). The scope of the disputes to be resolved by the Independent Expert shall be limited to considering the items in the Notice of Objection on which the parties have not agreed, correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Mexican NIF applied on a consistent basis with the Financial Statements (except with respect to Net Working Capital, which shall be prepared using the accounting principles, procedures, policies and methods used in preparing the Example Statement of Working Capital). The Independent Expert shall not make any other determination. In resolving any disputed item, the Independent Expert shall base its determination solely on written submissions of the Purchaser and the Sellers and may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The judgment of the Independent Expert will be made in writing and submitted to the parties of this Agreement stating his conclusions, in the understanding that the final decision of the Independent Expert will be final, definitive and binding on the parties. The expenses and fees generated for the preparation of the respective ruling will be covered by the Purchaser and by the Sellers equally.

(f)	The final, binding and conclusive calculation of Working Capital, Cash Amount, Funded Indebtedness, and Seller Transaction Expenses as of the Closing based either upon agreement or deemed agreement by Purchaser and Sellers or the written determination delivered by the Independent Expert, in each case, in accordance with this Section 3.2, will be the “Final Working Capital”, “Final Cash Amount”, “Final Indebtedness Amount,” or “Final Seller Transaction Expenses” as the case may be (collectively, the “Final Amounts”) for all purposes of this Agreement.

(g)	Within 5 (five) Business Days following the date in which (i) the Post-Closing Review Period has ended without the Sellers’ Representative having notified the Purchaser with a Notice of Objection, (ii) the parties have resolved by mutual agreement the objections stated through the Notice of Objection, or (iii) the parties have received the final decision prepared by the Independent Expert:

(1)	if the Adjustment Amount is a negative amount, an amount in dollars equal to the absolute value of such amount (plus interest on such amount from the Closing Date up to but excluding the date on which such payment is made at a rate per annum equal to the Federal Funds Rate) shall be paid by Sellers to Purchaser, at the Purchaser’s election, and/or the Company by wire transfer of immediately available funds to an account designated by Purchaser; or

(2)	if the Adjustment Amount is a positive amount, an amount in dollars equal to such amount (plus interest on such amount from the Closing Date up to but excluding the date on which such payment is made at a rate per annum equal to the Federal Funds Rate) shall be paid by Purchaser to Sellers by wire transfer of immediately available funds to such account or accounts designated by Sellers.

3.3	Escrow Fund.

As of the Closing Date, Purchaser, the Escrow Agent and Sellers shall execute and deliver the Escrow Agreement in substantially the form attached hereto as Exhibit I (the “Escrow Agreement”), and Purchaser shall deposit with the Escrow Agent an amount equal to the Escrow Fund solely for the purpose of securing certain of the indemnification obligations set forth in the Eighth Clause of this Agreement. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held in trust and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

FOURTH. CLOSING.

4.1	Closing.

The Closing of the transactions contemplated in this Agreement will take place, and the parties shall consummate the purchase and sale of the Shares, in the offices of Galicia Abogados, S.C. located in Boulevard Manuel Ávila Camacho 24, 7th Floor, Colonia Lomas de Chapultepec, Mexico City, Mexico, or in any other location agreed to by the parties, at 8:00 a.m. on the date that is 3 (three) Business Days after all of the conditions set forth in Sections 5.1, 5.2 and 5.3 (other than conditions that, by their nature, are to be satisfied on such Closing Date) have been satisfied or waived to the extent permitted by the Applicable Laws (the “Closing Date”). All those acts that must occur during the Closing will be considered to have occurred simultaneously, so that no submission of documents or money will be considered to be completed until all the transactions and submissions of the aforementioned documents has been made unless waived by the party that has the right to them.

The parties acknowledge and agree that the Closing (and, therefore, the transfer of the ownership of the Shares by the Sellers, and the payment of the Closing Proceeds on the Closing Date by the Purchaser), will only occur if (i) the Closing Conditions have been met or waived in accordance with this Agreement and (ii) the parties have delivered all of the documents mentioned this Fourth Clause (the “Closing”).

4.2	Waiver of Closing Conditions.

The parties will have the right, but not the obligation, to waive any of the Closing Conditions, and therefore, the transfer and sale of the Shares will be consummated if the parties so state in writing.

In addition to the foregoing, the parties hereby agree that in case the Purchaser exercises its right to waive the Closing Condition set forth in Section 5.2(g)(i) below, the Purchaser Indemnitees shall cease to be entitled to any indemnification for any Losses arising from any breach by the Purchaser or the Company following Closing of the Memorandum of Understanding, dated February 25, 2002, between Sun Pharmaceutical Industries Limited and Serral, S.A. de C.V. (the “Memorandum of Understanding”). It being understood and agreed, that except as expressly set forth in the preceding sentence, all of the rights of the Purchaser Indemnitees to indemnification under Clause Eight, including with respect to the Excluded Businesses, shall remain in full force and continue unaffected by any such waiver.

4.3	Delivery of Shares; Certified Copies.

Once the Closing Conditions have been met or waived, upon the delivery to the Sellers (in the amounts that corresponds to each one in terms of Schedule 4.3) of the Closing Proceeds, each Seller shall simultaneously deliver to the Purchaser (and to the Purchaser’s designee(s), as applicable) (i) all the stock certificates representing the Shares duly endorsed in property (endosados en propiedad) in favor of the Purchaser (and the Purchaser’s designee(s), as applicable), in the proportions indicated in writing to the Sellers by the Purchaser at least 2 (two) Business Days prior to the Closing Date, and (ii) copies of the relevant entries made in the stock registry books of the Companies reflecting the transfer of the Shares for the benefit of the Purchaser (and the Purchaser’s designee(s), as applicable), certified by the Secretary of the Board of Directors of each Company.

4.4	Sellers’ Representative.

For purposes of this Agreement, the Sellers hereby appoint Mr. José Miguel Ramos Rodríguez as their representative (the “Sellers’ Representative”), with authority to act for Sellers and to bind any and all Sellers, including any absent Seller or any Seller not in agreement with an action to be taken or omitted to be taken by the other Sellers or by the Sellers’ Representative, in connection with any action taken or expected to be taken under Clauses Third and Eight, respectively. In connection with the designation of the Sellers’ Representative, the Sellers shall grant a power-of-attorney to Mr. José Miguel Ramos Rodríguez, in terms reasonably satisfactory to the Purchaser, which shall be formalized before a notary public in Mexico.

FIFTH.	CLOSING CONDITIONS; TERMINATION.

The obligation of the Purchaser to pay the Purchase Price to the Sellers and the obligation of the Sellers to transfer the ownership of the Shares to the Purchaser, are subject to: (i) the parties’ compliance with the obligations listed below, and (ii) no later than within the CFCE Authorization Period, the satisfaction of the conditions precedent (condiciones suspensivas) described in this Clause.

5.1	Conditions Precedent. The respective obligations of the Purchaser and Sellers to consummate the transactions herein are subject to each and every one of the following conditions precedent:

(a)	Antitrust Approval. Within a period of up to 180 (one hundred and eighty) calendar days following the date of execution of this Agreement (the “CFCE Authorization Period”), the parties shall have been notified regarding the decision by the CFCE authorizing the purchase referred to this Agreement, with or without conditions.

In connection with the abovementioned antitrust approval, Purchasers and Sellers, if applicable, will notify the transactions contemplated in this Agreement to the CFCE as promptly as practicable following the date hereof. The Purchaser shall (i) carry out all acts that may be necessary to obtain CFCE Authorization, with or without conditions as long as such acts would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) invite the Sellers and their legal advisors to significant meetings and conversations that they have with officers of the CFCE, except as otherwise required by Law; provided that, Purchaser shall not be required to initiate any judicial or administrative, proceeding, suit, dispute or other claim against any Governmental Authority.

(b)	Governmental Authorities. As of the Closing Date, no Governmental Authority shall have issued any injunction, writ, preliminary restraining order or resolution prohibiting the completion of the transactions contemplated in this Agreement.

5.2	Conditions to the Closing of the Purchaser. The obligations of the Purchaser to consummate the transactions herein at the Closing shall be subject to the satisfaction or waiver of by the Purchaser of the following conditions:

(a)	Representations and Warranties. The Fundamental Representations shall be true and correct in all respects and all other representations and warranties of the Sellers set forth in Representations and Article VI shall be true and correct in all material respects (without giving effect to any limitations as to “material”, “materiality”, “material respects” or Material Adverse Effect as set forth therein) as of the date of this Agreement and as of the Closing Date as though then made, and Section 6.8 (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date.

(b)	Compliance. Each of the Sellers shall have duly performed and complied in all material respects with each obligation, covenant and agreement required by this Agreement to be performed or complied with by such party at or prior to the Closing; and Purchaser shall have received a certificate signed by a duly authorized officer of the Companies, and Sellers to such effect.

(c)	Ancillary Documents. The Purchaser has received from the Sellers, as appropriate, a duly executed copy of each document set forth in Section 5.4(a) to which Sellers are a party.

(d)	No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(e)	Sellers’ Corporate Restructuring. (i) The corporate documentation relating to the merger of Lakeside into Somar, as surviving entity, shall have been filed with the Public Registry of Property and Commerce in accordance with article 225 of the Commercial Companies Law (Ley General de Sociedades Mercantiles), the corresponding publications shall have been made in the official gazette of Lakeside’s and Somar’s corporate domicile and the public deed relating such merger shall have been duly recorded (as evidenced by the Public Registry’s official seal) in the Public Registry of Property and Commerce in the domicile of Lakeside and Somar, respectively, and (ii) all other corporate actions (the “Corporate Restructuring Actions”) set forth on Schedule 6.21(a) and Schedule 6.21(b) (other than the payment of the GFS Dividend) shall have been duly authorized by all corporate and shareholder action and effected.

(f)	Third-Party Consents. As of the Closing Date, all consents listed in Schedule 5.2(f) shall have been obtained and copies of each of them shall have been delivered to the Purchaser.

(g)	Excluded Businesses. As of the Closing Date (i) all consents listed in Schedule 5.2(g) in connection with the Excluded Businesses shall have been obtained and copies of each of them shall have been delivered to the Purchaser; and (ii) all transitional services agreements listed in Schedule 5.2(g) in connection with the Excluded Businesses shall have been executed in substantially the forms attached hereto as Exhibit K.

5.3	Conditions to the Closing of the Sellers. The obligations of the Sellers to consummate the transactions herein at the Closing shall be subject to the satisfaction or waiver of by the Sellers of the following conditions:

(a)	The representations and warranties of the Purchaser set forth in Representations shall be true and correct in all material respects (without giving effect to any limitations as to “material”, “materiality”, “material respects” set forth therein) as of the date of this Agreement and as of the Closing Date.

(b)	Each of the Purchaser shall have duly performed and complied in all material respects with each obligation, covenant and agreement required by this Agreement to be performed or complied with by such party at or prior to the Closing; and Sellers shall have received a certificate signed by a duly authorized officer of the Purchaser.

(c)	The Sellers’ Representative have received from the Purchaser a duly executed copy of each document set forth in Section 5.4(b) to which the Purchaser are a party.

5.4	Closing Deliverables.

(a)	On or before the Closing Date, the Sellers shall have delivered to the Purchaser the following:

(1)	Corporate Transfer Documents. All the documents referred to in Section 4.3 above.

(2)	Corporate Books. The Books of Shareholder Meeting Minutes, of Variations of Capital, of Registry of Shares and of Meetings of the Board of Directors, of each and every one of the Companies, updated up to the Closing Date (except for the entries identified in Section 4.3 and the Shareholders Meeting minute identified in paragraph (3) below).

(3)	Shareholders’ Meeting of Each Company. Copy of the minutes of the Shareholders Meeting of each Company, and where it is decided or recorded, as applicable, among other things, (i) the unanimous approval of the transactions contemplated in this Agreement, (ii) the express and irrevocable waiver of each one of the shareholders of said Company to any right to acquire the Shares, (iii) the acceptance of the resignations of all the members of the Board of Directors of each Company as indicated in Schedule 5.4(a)(3)(iii), as well as the appointment of new directors and officers as informed in writing by the Purchasers to the Sellers’ Representative at least 5 (five) Business Days prior to the Closing Date, and (iv) the revocation and granting of the powers of attorney to be informed in writing by the Purchasers to the Sellers’ Representative at least 5 (five) Business Days prior to the Closing Date.

(4)	Resignation of Directors and Officers. The resignation letters of each member of the Board of Directors of the Companies (including proprietary and alternate members), as well as the Secretary and Deputy Secretary of each Company in terms of Schedule 5.4(a)(4), such resignations effective as of immediately prior to the Closing, and expressly waiving in witting any dispute such members may have against any of said Companies.

(5)	Closing Certificate. On the Closing Date, the Sellers shall deliver to the Purchaser an officer’s certificate, dated as of the Closing Date, to the effect that the conditions in Sections 5.1 and 5.2 have been satisfied and also certifying the following:

Absence of encumbrances. The Shares are free of all encumbrances, ownership limitation, transfer restrictions, or right to third parties of any kind.

Absence of default. To the best of their Knowledge and understanding, no event or incident exists that could be considered as a cause for termination or default of this Agreement.

Consents. They have obtained all of the governmental or corporate consents necessary for the execution and consummation of this Agreement in accordance with applicable laws and the Companies’ by-laws.

(6)

Indebtedness Pay-off. Pay-off letters or an acknowledgement of discharge, as applicable, reasonably acceptable in form and substance to Purchaser and issued by the holders of the Indebtedness as of the Closing Date, setting forth the amounts required to repay such Indebtedness in full on the Closing Date and evidencing payment in full of all amounts owed under such Indebtedness upon payment by Purchaser in accordance with Section 3.1(c)(3), and to the extent any such Indebtedness is evidenced by a promissory note, the original promissory note, duly cancelled, shall be delivered to the Purchaser or the applicable borrower on the Closing Date.

(7)	Santander Credit Facility. (i) Evidence, reasonably acceptable in form and substance to the Purchaser, that the Companies that are currently joint obligors of Genbio, S.A. de C.V. with respect to certain Loan Agreement with Banco Santander, S.A. (as such credit facility is described in further detail under Schedule 6.23) have been expressly, irrevocably and unconditionally released in full with respect to any obligation arising thereunder; or (ii) pay-off letters or acknowledgement of discharge, as applicable, reasonably acceptable in form and substance to Purchaser and issued by Banco Santander, S.A. as of the Closing Date, setting forth the amounts required to repay such credit facility in full on the Closing Date and evidencing payment in full of all amounts owed under such loan agreement upon payment thereof in accordance with Section 3.1(c)(3), and to the extent any such Indebtedness is evidenced by a promissory note, then a copy of the promissory note, duly cancelled, shall be delivered to the Purchaser on the Closing Date; provided that, in case of item (ii) above, the relevant amount will be paid by the Purchaser as part of the Excluded Business Debt Amount and the Excluded Businesses Notes will be delivered to the Sellers as payment of the Purchase Price on the Closing Date, as set forth in Section 3.1(c)(5).

(8)	Escrow Agreement. A counterpart of the Escrow Agreement, duly executed by the Sellers and Escrow Agent.

(9)	Somar-Lakeside Merger. Evidence that the corporate documentation relating to the merger of Lakeside into Somar, as surviving entity, has been filed and recorded with the Public Registry of Property and Commerce in accordance with article 225 of the Commercial Companies Law (Ley General de Sociedades Mercantiles) and evidence that the Corporate Restructuring Actions have been authorized and effected, shall have been delivered to Purchasers.

(10)	Receipts. Any receipt, invoice or similar document that is required by Applicable Law to be issued by Sellers in connection with their respective portion of the Purchase Price.

(11)	Other. Such other duly executed documents and certificates as may be required or reasonably requested to be delivered by the Sellers or the Companies pursuant to the terms of this Agreement.

(b)	On or before the Closing Date, the Purchaser shall have delivered to the Sellers the following:

(1)	Closing Proceeds. Payment of the Closing Proceeds in accordance with Section 3.1(c) hereof.

(2)	Closing Certificate. On the Closing Date, the Purchaser shall deliver to the Sellers an officer’s certificate, dated as of the Closing Date, to the effect that the conditions in Sections 5.1 and 5.3 have been satisfied.

(3)	Escrow Agreement. A counterpart of the Escrow Agreement, duly executed by the Purchaser and Escrow Agent.

(4)	Other. Such other duly executed documents and certificates as may be required or reasonably requested to be delivered by the Purchaser pursuant to the terms of this Agreement.

5.5	Termination.

(a)	This Agreement shall be automatically terminated without any further action of the parties if the antitrust approval referred to in Section 5.1 has not been obtained within the CFCE Authorization Period.

(b)	This Agreement may be terminated at any time prior to Closing:

(1)	by mutual written consent of the Purchaser and Sellers;

(2)	by the Sellers, on the one hand, or the Purchaser, on the other hand, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to November 6, 2014 (such date, the “Outside Date”);

(3)	by the Sellers, on the one hand, or the Purchaser, on the other hand, upon written notice to the other, if any Governmental Authority shall have issued a law or order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such law, order or other action shall have become final and non-appealable;

(4)	by the Purchaser if (i) any of the representations and warranties of the Sellers herein are or become untrue or incorrect in any material respect such that the condition set forth in Section 5.2(a) would be incapable of being satisfied by the Outside Date or (ii) there has been a breach on the part of the Sellers of any of their covenants or agreements herein such that the condition set forth in Section 5.2(b) would be incapable of being satisfied by the Outside Date;

(5)	by the Sellers if (i) any of the representations and warranties of the Purchaser herein are or become untrue or inaccurate in any material respect such that the condition set forth in Section 5.3(a) would be incapable of being satisfied by the Outside Date or (ii) there has been a breach on the part of Purchaser of any of their covenants or agreements herein or therein such that the condition set forth in Section 5.3(b) would be incapable of being satisfied by the Outside Date; or

(6)	by the Purchaser, if following the date of this Agreement, there shall have occurred a Material Adverse Effect.

The party seeking to terminate this Agreement pursuant to this Section 5.5(b) (other than pursuant to Section 5.5(b)(1)) shall give prompt written notice of such termination to the other party, and such notice shall specify the provision hereof pursuant to which such termination is made.

(c)	In case of termination of this Agreement, the Sellers will be released from their obligation to sell the Shares to the Purchaser; accordingly, upon termination of this Agreement in terms of this Section 5.5, the Purchaser will be released from their obligations to buy the Shares and to pay the Purchase Price, respectively; provided, however, that nothing herein shall relieve a either party from liability for willful and material breach of this Agreement. For purposes of this Agreement, “willful and intentional breach” means a material breach or failure to perform that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would cause a material breach of this Agreement. Notwithstanding the foregoing, the obligations provided in Section 7.3 and in the Ninth Clause of this Agreement will survive a termination event.

SIXTH.	REPRESENTATIONS AND WARRANTIES.

Each Seller, severally and not jointly, represents and warrants to the Purchaser as follows; provided that, the Key Guarantors and Somar jointly and severally represent and warrant to the Purchaser as follows:

6.1	Organization; Authority.

(a)	Representations made in the Representations Clause by each one of the Sellers in this Agreement are herein reproduced for all applicable purposes.

(b)	All the Companies have been duly incorporated and exist in accordance with the laws of Mexico. Copies of the current Organizational Documents of each Company are attached to this Agreement as Schedule 6.1(b), together with any minutes of the Shareholder Meetings or the Board of Directors of such Companies that have not been transcribed to the corresponding corporate books and that have been executed or formalized in terms of the Applicable Laws. Complete and correct copies of all books and records have been made available to Purchaser prior to the date of this Agreement.

(c)	Each of the Companies has all requisite corporate power and authority to own, operate or lease and to use and operate the Business and the Companies in a manner substantially consistent with past practice. This Agreement has been duly and validly executed and delivered by the Sellers and, at or prior to Closing, each ancillary document to which any of the Sellers is a party will be duly and validly executed and delivered by the Sellers party thereto.

6.2	Minutes and Corporate Books.

(a)	The minutes of the Shareholder Meetings and the meetings of the Board of Directors of each Company are (i) complete and (ii) transcribed in the corresponding books of minutes of each Company, except as mentioned in Section 5.4 and for other minutes referred to in Section 6.1 above for reason of their notarization.

(b)	The Stock Registry Book of each Company reflects the current capital structure of any such Company, as well as the current ownership of the Shares.

6.3	Capitalization.

(a)	The outstanding capital stock of each of the Companies is, and as of the Closing Date will be, represented by the shares referred to in Section 6.8 below. All of the outstanding shares of each Company have been duly authorized and validly issued and are fully paid and non-assessable, qualify as acciones liberadas under Applicable Law, and were not issued or acquired by the holders thereof in violation of its Organizational Documents, any Applicable Law, agreement or preemptive right of any person. All issued and outstanding capital stock of each Company is represented by stock certificates duly issued by such Company and existing pursuant to Applicable Law and such Company’s Organizational Documents. There is no capital stock or any treasury securities or stock equivalents or other rights, agreements, arrangements or commitments of any character issued or authorized of the Companies, relating to the capital stock or ownership interests of any Company or otherwise obligating any Company to issue or sell any shares of capital stock or ownership interests of, or other equity interests in, any Company. There are no outstanding contractual obligations to repurchase, redeem or otherwise acquire any shares of capital stock in any Company, to vote or dispose of the shares of any Company or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. There are not any bonds or other indebtedness of the Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of voting stock may vote.

(b)	The Shares (as well as any other shares representing the Companies’ outstanding capital stock) have been issued in compliance with the Applicable Law and the Organizational Documents of the issuing Company.

(c)	As evidenced in Schedule 6.9, the Shares represent, either directly or indirectly (due to cross holdings between the Companies), 100% (one hundred percent) of the representative shares of the capital stock of the Companies.

6.4	Ownership; No Encumbrances.

(a)	Each Seller has good and valid title to and beneficial ownership of the Shares identified opposite such Seller’s name in Exhibit G and the Sellers are and will be, immediately prior to the Closing, the sole record and beneficial owners and holders of the Shares, and on the Closing Date such Shares will be transferred to the Purchaser free and clear of any Liens, and the delivery of the Shares by the Sellers to the Purchaser duly endorsed in property registry in favor of the Purchaser together with the registration of the sale and delivery of such Shares in the corresponding stock registry books of the Companies, in each case pursuant to this Agreement shall transfer lawful, valid and marketable title thereto to the Purchaser.

(b)	All legal and other steps necessary for the Sellers to transfer and deliver the Shares to the Purchaser and perform its obligations hereunder pursuant to all Applicable Laws have been, or will have been, taken as of the Closing Date.

6.5	Governmental Authorizations; Product Registration.

(a)	Except as set forth in Schedule 6.5(a), (i) the Companies hold or possess, and are and have been in compliance with, all Permits which are necessary for the operation of the Business as presently conducted, and as expected to be conducted prior to Closing, and to own, lease, use or operate their assets and properties, such Permits are in full force and effect and were granted in accordance with the Applicable Laws; and (ii) neither the Companies nor the Sellers have received notice from any Governmental Authority or other person that asserts, or raises the possibility of assertion of, noncompliance with any Permits and, to the best of their Knowledge, no condition or state of facts exists that would provide a basis for any such assertion. The Companies have taken all necessary action to maintain each material Permit, except for any failure to take action that could not reasonably result in the loss of such material Permit. No loss or expiration of any material Permit has been threatened in writing or is pending or, to the best of their Knowledge, reasonably foreseeable (other than expiration upon the end of any term). No Seller or shareholder of any Company (other than Somar) or their respective Affiliates owns or has any direct or indirect interest or right under any Permit.

(b)	There is no authorization or notification to any Governmental Authority by the Sellers or the Companies that is required in order to transfer the Shares in favor of the Purchaser.

(c)	All the products manufactured and/or marketed in Mexico by the Companies have been approved and/or registered by the competent Governmental Authorities in terms of the Applicable Laws or are in the process of being registered and/or authorized.

(d)	Except as set forth in Schedule 6.5(d) and to the best of their Knowledge, there exist no set of facts (i) which could furnish a reasonable basis for the recall, withdrawal or suspension of any product registration, product license, export license or other license, approval or consent of any domestic or foreign Governmental Authority with respect to Sellers or any of the products; or (ii) which could furnish a reasonable basis for the recall, withdrawal or suspension of any product from the market, the termination or suspension of any clinical testing of any product, or the change in marketing classification of any Product.

(e)	Except as indicated in Schedule 6.5(e), the products manufactured and marketed by the Companies as of the date of this Agreement comply with the legal and regulatory representations that are applicable to them and during the last 3 (three) years none of the Companies have been required by any Governmental Authority to conduct a partial or total recall of its products.

6.6	Marketing Authorizations and Sanitary Licenses.

Schedule 6.6 contains a list of all Marketing Authorizations and Sanitary Licenses that the Companies hold or possess, which are all the Marketing Authorizations and Sanitary Licenses required to conduct the Companies in the ordinary course of business. Except as set forth in Schedule 6.6, all Marketing Authorizations and Sanitary Licenses are under the current name of each of the Companies and they are valid, binding and in full force and effect.

6.7	Financial Statements; Accounting Records; Inventory.

(a)	The (i) audited financial statements of each Company with respect to the fiscal year ending on December 31, 2011, and 2012, respectively (together with the audited financial statements of each Company with respect to the fiscal year ending on December 31, 2013, to be delivered to the Purchaser in accordance with Section 7.11, the “Annual Financial Statements”), (ii) draft financial statements of each Company with respect to the fiscal year ending on December 31, 2013, currently under final review by the Companies’ independent auditors (the “Draft 2013 Financial Statements”), to be delivered in their final form to the Purchaser pursuant to Section 7.11, (iii) the unaudited financial statements of each Company on an individual basis for the period of 3 (three) months ending on March 31, 2014 (the “Internal Financial Statements”), and (iv) the unaudited combined financial statements of the Companies for the period of 3 (three) months ending on March 31, 2014 (the “Combined Financial Statements” and, together with the Annual Financial Statements and the Internal Financial Statements, the “Financial Statements”) reasonably reflect the financial and accounting situation of the Companies as at the respective dates of and for the periods referred to in such Financial Statements, subject, in the case of the Internal Financial Statements and the Combined Financial Statements to normal year-end adjustments, where applicable, which are not expected to be, individually or in the aggregate, material in amount. True and complete copies of the Financial Statements, together with all exhibits, schedules and notes thereto, are attached to this Agreement as Schedule 6.7(a).

(b)	The Financial Statements have been prepared in accordance with the Company’s normal accounting practices and in accordance with Mexican NIF (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods covered thereby and fairly present the financial position of each of the Companies as of their respective dates and the results of operations and cash flows of each of the Companies for the periods set forth therein.

(c)	No liabilities (whether accrued or fixed, absolute or contingent, matured or unmatured or determined or undetermined) of the Companies exist other than the liabilities (i) reflected in the Internal Financial Statements, or (ii) incurred from the date of the Internal Financial Statements during the ordinary course of business.

(d)	Except as set forth in Schedule 6.7(d), the inventory of the Companies (whether or not reflected on the Annual Financial Statements) consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete items and items of below-standard quality and the like for which specific and adequate reserves have been established, which, in all material respects, have been written off or written down to net realizable value on the Estimated Closing Date Balance Sheet.

(e)	Since December 31, 2013, except as set forth in Schedule 6.7(e), the Companies have not (i) made any change in the selling, distribution, advertising, terms of sale or collection practices of the Companies from those planned or budgeted that is inconsistent with past practices and would be material to the Companies, taken as a whole, or (ii) entered into any material business practices, programs or long-term allowances not previously used in the ordinary course of business.

6.8	Absence of Certain Changes or Events.

Since December 31, 2013, no Material Adverse Effect has occurred and each one of the Companies has conducted their operations in the ordinary course of business and in a manner consistent with prior practice. Without limiting the generality of the foregoing, except as set forth in Schedule 6.8, the Companies:

(a)	Have kept their assets and property in good condition consistent with past practice, except for the deterioration resulting from normal use of such assets and property;

(b)	Have not declared or paid any dividend, paid in cash or through shares or assets of the Companies;

(c)	Have not made any investment or granted credit to third parties or made any capital contribution outside of the normal operation of their Business;

(d)	Have not made any change to (i) their policies for investment, accounting, credit, or tax practices, except to the extent such changes have been necessary in accordance with Mexican NIF or with the Applicable Law, or (ii) their methods for calculating any debts, contingent or other reserves with accounting, financial, or tax purposes;

(e)	Have not modified any contracts, salaries, fees, or any other compensation of any officer, advisor, employee (if any), agent or representative of the Companies in circumstances outside the ordinary course of business;

(f)	Have not terminated any employment contract, except in the ordinary course of business and in a manner consistent with past practice; and

(g)	Have not transferred any assets outside the ordinary course of business.

6.9	Outstanding Capital Stock of the Companies.

The outstanding capital stock of each one of the Companies as of the date hereof is identified in Schedule 6.9 of this Agreement, and as of the Closing Date the capital stock of each of the Companies will be as identified in Schedule 6.9 of this Agreement. Except for the ownership interests set forth in Schedule 6.9, none of the Companies own, directly or indirectly, any shares or other equity interest in any other person.

6.10	Tax Obligations.

Except as set forth in Schedule 6.10:

(a)	Each Company has been, is, and will remain through the Closing Date, in full compliance with all obligations imposed on it by any applicable tax law at any time on or prior to the Closing Date;

(b)	Each Company has timely prepared and filed (or will timely prepare and file) all Tax Returns required to be prepared and filed by it on or before the Closing Date and all such Tax Returns were (or will be) complete and true in all respects;

(c)	Each Company has paid, or made provision for the payment of, all Taxes that have become due pursuant to its Tax Returns or otherwise (including Taxes that would accrue through the date of Closing even if not due on a Tax Return), and pursuant to any assessment received by any Company, except for Taxes that are being contested in good faith and as to which adequate reserves (determined in accordance with Mexican NIF) have been provided in the Financial Statements.

(d)	To the extent required under Applicable Law or Mexican NIF, the most recent Financial Statements for each Company reflects an adequate reserve for all Taxes payable by such Company for all taxable periods and portions thereof through the date of such Financial Statements;

(e)	No Liens over any of the assets of the Company has been filed, asserted created or imposed as consequence of any Tax liability and no claims or assessments for Taxes have been asserted by any Tax Authority with respect to any Company;

(f)	Each Company has calculated its Tax payments in accordance with Applicable Law and no error in the calculation of such Taxes has been asserted by any Tax Authority;

(g)	No Company has been informed in writing of any pending audit relating to any of the Companies or any Tax Return and there is no ongoing examination, administrative or judicial proceeding, or deficiency or refund litigation, or any action threatened against, or with respect to any Company with respect to any Taxes or any Tax Return;

(h)	No Tax Authority has asserted any deficiency against any Company that could result in an assessment of Taxes relating to fiscal years ending on or prior to the Closing Date;

(i)	No Company has agreed or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for any taxable period ending on or before the Closing Date;

(j)	No Company is party to or bound by any tax sharing agreement, tax indemnity obligation, or similar agreement or arrangement with respect to Taxes or has any liability in respect of the Taxes of any other person;

(k)	The relevant statute of limitations is closed, and there are no outstanding agreements or waivers extending or having the effect of extending the statute of limitations, with respect to the federal, foreign, state and local Tax Returns of each Company for all years through and including 2008. No Company has requested any extension of time within which to file any Tax Return that has not yet been filed. No Company has received written or other notice making it a party or subject to any ruling request, settlement agreement or similar agreement with any Governmental Authority relating to Taxes for any periods for which the statute of limitations has not yet expired;

(l)	Each Company has complied with all Applicable Laws or agreements relating to the payment and withholding of Taxes (including with respect to wages, salaries and other payments to employees) in all material respects and has, within the time and in the manner prescribed by Applicable Law, withheld from and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over under Applicable Laws or agreements and are not liable for any arrears of wages or any Taxes for failure to withhold;

(m)

Each Company has made available for Purchaser’s inspection complete and correct copies of all such Company’s Tax Returns and related documents for all taxable periods for which the applicable statute of limitations has not yet expired and complete and correct copies of all rulings, reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of any Company relating to Taxes;

(n)	There is not currently in effect any power of attorney authorizing any person to act on behalf of any Company, or to receive information relating to any Company, with respect to any Tax matter;

(o)	No Company is or may be subject to or is liable for any Tax as a result of any transactions undertaken in contemplation of this Agreement on or prior to the Closing Date;

(p)	No Company has been a member of a consolidated Tax group of persons;

(q)	No Company is a resident for tax purposes of any jurisdiction other than Mexico;

(r)	No Company has conducted business operations that have exposed, or will expose, it to the taxing jurisdiction of a foreign country;

(s)	Each transaction between Companies (related parties) contemplate a valid and reasonable compensation under arm’s length and normal commercial conditions, payable or receivable and were calculated in compliance with all applicable transfer pricing rules under Applicable Laws and when required by laws, such transactions are supported by transfer pricing studies made by licensed independent third parties; and

(t)	Each employee of the Companies is duly registered before the Mexican Social Security Institute (IMSS) and the National Fund for Worker’s Housing Division (INFONAVIT). The Companies have withheld from each employee all Taxes and contributions required to be withheld under Applicable Laws, and has paid on behalf of each employee all Taxes and other contributions required to be paid under Applicable Laws on behalf of such employee.

6.11	Labor Obligations.

(a)	Schedule 6.11(a) contains a true, correct and complete list of all officers, directors, managers and employees of the Companies with total compensation in excess of $120,000.00 (one hundred twenty thousand Pesos 00/100), in each case specifying their seniority, salary, and other compensations or benefits applicable as of April 15, 2014 (the “Key Employees”). All Key Employees are active on the date hereof. To their Knowledge, no Key Employee is in default under any contractual agreement or arrangement with any Company. No Key Employee has given written or oral notice to any Company of an intention to terminate employment and to their Knowledge none of the Key Employees intends to terminate his/her labor relationship with the relevant Company.

(b)	Other than as specifically required under Applicable Law and as set forth in Schedule 6.11(b), the Companies do not have any Employee Benefit Plan pertaining to any employee or former employee.

(c)	No stock or option plan of any of the Companies in favor of its officers or any person exists and no compensation agreements or arrangement exists (including agreements commonly referred to as “golden parachutes”) that could create any cost or contingent payment by any Company as a result of the execution of this Agreement or the removal of its officers, except for ordinarily applicable conditions in terms of the corresponding laws.

(d)	Except as set forth in Schedule 6.11(d), no Company is a party to any collective bargaining or other similar labor contract and, as of the date of execution of this Agreement, none of the Companies is negotiating with the unions mentioned in Schedule 6.11(d) or any other unions any matters different from those arising from and necessary under any such contract as modified in the ordinary course of business.

(e)	The Companies have not experienced any significant union organization attempts or any work stoppage due to any labor disagreement, nor is there any labor strike, request for representation, slowdown or stoppage actually pending or threatened against or affecting any Company.

(f)	Except as set forth in Schedule 6.11(f), no claim, complaint, charge or investigation for any violation under any Applicable Law as relates to labor matters is pending or (to the best of their Knowledge) threatened.

(g)	The Companies are not liable for any liabilities, judgments, arrearage of wages, fines or penalties for failure to comply with any Applicable Laws in respect of labor matters other than those amounts accrued as a liability on the books and records of such Company, except for any such liabilities, judgments, arrearage of wages, fines or penalties that could arise from proceedings listed in Schedule 6.11(f) and/or Schedule 6.12.

6.12	Legal Proceedings.

(a)	Except for those proceedings which are identified and whose parties and litis are briefly described in Schedule 6.12, there exists no litigation or proceedings or judicial or administrative order that involves any of the Companies or their properties in Mexico or abroad, which is pending resolution or, to their Knowledge, threatened, and there exists no controversy to which any Company may be a party or to which any Company has been notified, and they have no Knowledge of any creditor in person with a legal interest, except those which are currently in dispute and with respect to which, where applicable, the necessary provisions have been settled according to Mexican NIF and which have been disclosed, to the Purchaser in writing as of this date of this Agreement.

(b)	There are no claims or any judicial or administrative rulings that could prevent the execution or challenge the validity of this Agreement.

(c)	None of the shares of the Companies is subject to a seizure (embargo), ownership limitation (contractual or resulting from an order by a Governmental Authority) or for any judicial or administrative proceeding.

(d)	No Company is bound by any Judgment of any Governmental Authority which would be, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, properties or financial condition of the Companies.

6.13	Insurance Policies.

(a)	Attached to this Agreement as Schedule 6.13(a) is a list of all the bonds (fianzas) and insurances policies that the Companies have contracted (the “Existing Policies”), all of which remain valid.

(b)	No claims or pending suits exist against the Companies in connection with the Existing Policies.

(c)	To the best of their Knowledge, no Company requires for conducting the Business (in a manner consistent with past practice) the contracting of any bonds (fianzas) or insurance policies in addition to the Existing Policies.

6.14	Intellectual Property.

(a)	Schedule 6.14(a) contains a true, correct and complete description of the Intellectual Property Rights owned by or licensed to each of the Companies. Each one of these Intellectual Property Rights is legal, valid, enforceable and subsisting, and (except as set forth in Schedule 6.14(a)) each one is free of any Liens, except for the restrictions contained in the relevant licensing, registry or contracts. Schedule 6.14(a) sets forth the Intellectual Property Rights that are registered or in the process of registration for each of the Companies before the Mexican Institute of Industrial Property (Instituto Mexicano de la Propiedad Industrial) and the National Institute of Copyright (Instituto Nacional del Derecho de Autor). Schedule 6.14(a) sets forth the contracts to which any of the Companies is a party and under which any of the Companies licenses or otherwise obtains any rights in any material Intellectual Property Rights from any third party. Except for litigation or administrative proceedings listed in Schedule 6.14(c) that involve Intellectual Property Rights owned by or licensed to any of the Companies, the Companies own and have good and sole title to, or have legal and valid licenses in their favor in respect of, all Intellectual Property Rights.

(b)	The Intellectual Property Rights described in Schedule 6.14(a), are all of the intellectual property rights required by the Companies to conduct the Business as currently conducted and in accordance with past practice, and none of the Companies has breached any of the contracts set forth on Schedule 6.14(a).

(c)	The operation of each Company, including the design, research, development, manufacturing, marketing and sale of its products or services, does not infringe in any manner the intellectual property of any third party under any Applicable Laws. Except as set forth in Schedule 6.14(c), the Companies have not been notified of any claim, lawsuit or action relating to (i) any alleged infringement or violation caused by the Intellectual Property Rights or any actions, products or services of the Companies with respect to intellectual property rights of any third party, or (ii) the validity, effectiveness or enforceability of the Intellectual Property Rights of the Companies. Except as set forth in Schedule 6.14(c), no Intellectual Property Rights are subject to any proceeding or outstanding Judgment restricting the use, transfer or licensing thereof by the Companies. The Intellectual Property Rights are not subject to change of control or other restrictions that would trigger any additional payments, termination rights, defaults or violations as a result of the consummation of the transactions contemplated hereby.

(d)	The Companies have not granted licenses over their Intellectual Property Rights to third parties.

(e)	To the extent that any Intellectual Property Rights have been developed or created by a third party for the Companies, the Companies have a written agreement with such third party with respect thereto and the Companies thereby either (i) are the sole owners of, or (ii) have obtained a license to, all of such third party’s intellectual property rights in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

(f)	There are no royalties, fees or other payments payable by any Company to any person by reason of the ownership, development, use, license, sale or disposition of the Intellectual Property Rights or of any products branded under any Intellectual Property Rights, other than those identified on Schedule 6.14(f).

6.15	Real Estate.

(a)	Schedule 6.15(a) lists all real estate properties owned by the Companies (the “Owned Real Property”). Except as set forth in Schedule 6.15(a) all real estate properties owned by the Companies are free of any encumbrances or ownership limitations.

(b)	Schedule 6.15(b) has a complete and accurate list of all real estate properties leased or subleased by the Companies (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”).

(c)	The Companies are in compliance with their obligations under any lease or sublease agreements. Likewise, except for ordinary wear and tear, the Real Property is in good condition. The Companies hold all the Permits required for their Business operations conducted at the abovementioned real estate properties.

(d)	The Companies have timely and duly supplied and made available to applicable Governmental Authorities (including local catastro offices) as required by Applicable Law, all information required in respect of each real estate property owned or used by the Companies for Tax purposes, and all such properties are registered and are currently assessed by the appropriate Governmental Authorities (including the local catastro offices) for Tax purposes (including for purposes of the impuesto predial).

6.16	Environmental Matters.

(a)	No written notice, demand, request for information, citation, summons, complaint or order has been received by, and no Claim, review or investigation is pending or, to their Knowledge, threatened by any person against any of the Companies with respect to any violation or liability under applicable Environmental Law;

(b)	Each of the Companies is in compliance in all material respects with all applicable Environmental Laws, including possessing all material Permits required for its operations under applicable Environmental Laws as such operations are currently performed (all of the foregoing, the “Environmental Permits”); all such Environmental Permits are in full force and effect, and to their Knowledge, there are no circumstances which would reasonably be expected to lead to the Environmental Permits to be revoked, suspended, materially modified, withdrawn or not renewed;

(c)	To their Knowledge, there have been (i) no Releases or threatened Releases of Hazardous Materials on any Real Property which result in an Environmental Claim against the Companies, and (ii) no other actions, activities, events or conditions, in either case that have resulted in, or could reasonably be expected to give rise to, an Environmental Claim against any of the Companies or their shareholders, officers and employees, except as would not reasonably be expected to result in material costs or liabilities to either the Sellers or the Purchaser;

(d)	To their Knowledge, there is no underground storage tank or underground injection well on any Real Property currently or formerly owned or leased, as the case may be, by any of the Companies. None of the Companies has entered into any contract that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any person from or against any liabilities arising out of or related to the generation, manufacture, treatment, keeping, deposit, use, transportation or disposal of Hazardous Materials or otherwise arising out of Environmental Laws;

(e)	Each of the Companies that obtained concession titles to use and extract national water by the National Water Commission (Comisión Nacional de Agua) have been authorized and have extracted in the past the volumes set forth in Schedule 6.16(e), which are sufficient to satisfy the operating requirements of the Companies as presently conducted; and

(f)	All water wells from which the Companies have extracted water have been duly authorized by the National Water Commission (Comisión Nacional de Agua) and all water wells which are no longer in use have been closed as set forth by Environmental Laws.

6.17	Condition and Sufficiency of Assets.

(a)	The Companies own or have the right to use all of the assets necessary for conducting the Business in the manner in which it is conducted as of the date of this Agreement. Except as set forth in Schedule 6.17, the assets owned by the Companies are free of all encumbrances and ownership limitations.

(b)	The assets and equipment owned and/or used by the Companies are, to the best of their Knowledge, structurally sound, are in good operating condition and repair, reasonable wear and tear excepted, and are adequate for the uses to which they are being put. The assets and equipment of the Companies are sufficient and constitute all assets and equipment that are necessary for the continued conduct of the Companies’ Business after the Closing in the manner in which it is conducted as of the date of this Agreement.

6.18	Material Contracts.

(a)	Schedule 6.18 includes a list of Material Contracts to which each of the Companies is a party as of the date of this Agreement. For purposes of this Agreement, “Material Contracts”, means each written or oral agreement or arrangement (including, without limitation, purchase orders outstanding from time to time) pursuant to which (i) the performance of services or delivery of goods or materials by one or more of the Companies is of an amount or value in excess of $25,000,000.00 (twenty five million Pesos 00/100); (ii) any customer or supplier referenced in Section 6.20(a), is the counterparty; (iii) the Companies assume non-compete and exclusivity obligations or are restricted from entering into any activity (including with respect to geographic area); (iv) any of the Companies is a guarantor or joint obligor (obligado solidario o avalista) to secure obligations of any third party other than any of the Companies; (v) any employment, consulting or similar agreement requiring payment by the Company or any of its Affiliates of base annual compensation in excess of $25,000,000.00 (twenty five million Pesos 00/100); (vi) its breach or termination (by any Company or by any other party to such Material Contract) would be reasonably expected to have a Material Adverse Effect (vii) any of the Companies are a party relating to a material acquisition or disposition, merger, or similar transaction involving any of the Companies under which there are present or future obligations in effect; or (viii) any of the Companies have entered into a joint venture, partnership or limited liability company operating agreement or any other agreement which involves a sharing of revenues, profits, earnings, losses, costs or liabilities or providing for any earn-out or similar contingent obligation.

(b)	None of the Companies is in breach of its obligations under any Material Contracts, except for breaches that would not be material to the Companies and each Material Contract (i) is valid and binding on the applicable Company, as the case may be, and, to their Knowledge, the counterparties thereto, and is in full force and effect and (ii) shall continue in full force and effect upon consummation of the transactions contemplated by this Agreement. To their Knowledge, no other party to any Material Contract is in material breach of or default under (nor to their Knowledge is there any condition or event which, with notice or lapse of time or both, would constitute such a breach or default) the terms of any Material Contract. Neither the Sellers, nor the Companies, nor, to their Knowledge, any counterparty thereto, has sent or received any communication regarding termination or cancellation of, or intention not to renew, any Material Contract, and no such termination, cancellation or non-renewal has been threatened by any of the parties thereto. All Material Contracts have been provided to, or, if they are oral contracts, have been summarized in writing for, the Purchaser.

6.19	Related-Party Transactions.

Except as provided in Schedule 6.19, no Company has entered into contracts or agreements with any of its Affiliates or with any Affiliates of the Sellers pursuant to which any Company would be responsible for any obligation under conditions that would not be considered to comply with the arm’s-length principle. Except for that set forth in Schedule 6.19, none of the Sellers, their Affiliates, and none of the officers or the employees of any Company, has entered into any agreements with any Company that remains in effect as of the date of this Agreement. No Company, as of the date of this Agreement, owes any amount to the Sellers or any of their Affiliates, except for the GFS Dividend and Indebtedness incurred by the Companies in the ordinary course of business that will be duly paid in full on or before the Closing Date.

6.20	Suppliers and Customers.

(a)	Schedule 6.20 contains a list of (i) the 5 (five) most important suppliers and customers of each Company, in each case considering the amounts paid to, and collected from, such suppliers and customers during the fiscal year ending December 31, 2013, indicating the name of the relevant supplier or client, as well as the general characteristics of the existing business relationship and (ii) each active pharmaceutical ingredient supplier who constitutes a sole source of supply to the Companies.

(b)	Each Company is in compliance in all material respects with its obligations vis-à-vis each of its suppliers and customers listed in Schedule 6.20. Taking into account grace periods granted by the Companies in the ordinary course of business, none of their clients identified in Schedule 6.20 is in breach of payment with any of the Companies.

6.21	Excluded Businesses; Sellers’ Corporate Restructuring.

(a)	On or prior to the date hereof, Sellers or Somar caused the Companies to enter into the transactions described in Schedule 6.21(a) by and among the Companies identified thereto and the Excluded Businesses; in each case in order to segregate the Excluded Businesses’ operations from the operations of the Companies, taken as a whole.

(b)	On or prior to the date hereof, Sellers and/or Somar, as shareholders of the Companies, adopted all the corporate resolutions listed in Schedule 6.21(b) (the “Sellers’ Corporate Restructuring”).

6.22	Brokers; Finders.

Except as set forth in Schedule 6.22, the Sellers, the Companies and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

6.23	No Undisclosed Liabilities; Indebtedness.

Except as provided in Schedule 6.23, no Indebtedness exists. Schedule 6.23 sets forth the outstanding Indebtedness, setting forth the amounts outstanding, the interest rate and any other fees or associated costs for the Companies as of the date of this Agreement.

6.24	Bank Accounts.

Schedule 6.24 has a list of all of the bank accounts, brokerage contracts and investment accounts of each Company that are kept with banking institutions or other financial institutions, including the number of each account or contract, a list of the authorized signatories, as well as the balance of the scheduled accounts as of the Closing Date. Funds deposited in such accounts are free of any encumbrance or ownership limitation.

6.25	Powers of Attorney.

Schedule 6.25 contains a list of the public deeds in which powers of attorney are granted by Company.

6.26	Compliance with Applicable Laws; OFAC; Anti-Corruption.

(a)	Since May 1, 2009, each Company has complied with all Permits related to the Business and use of its properties and assets as presently operated and used and none of them has received since such date any written notice or communication asserting or alleging any failure to have, or to be in compliance with, any such Permits, except as would not, individually or in the aggregate, reasonably be expected to materially impact the Business or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)	Since May 1, 2009, each Company is operating the Business in compliance with all Applicable Law in all material respects, including all regulations, rules, official Mexican norms and other legislation that is applicable to each Company, including anti-money laundering rules and know-your-client regulations and standards, governing the maintenance of its books and records. None of the Companies is (nor during any period with respect to which the applicable statute of limitations has not expired has been), by virtue of any past or present action, omission to act, contract to which it is a party or any occurrence or state of facts, in violation of any Applicable Law in any material respect. To their Knowledge, none of the Companies has (i) committed any act, omission or other practice for which a Governmental Authority could have a reasonable basis for criminal prosecution or civil enforcement under Applicable Law, or (ii) received any written or other notice of, been charged with, or received any inquiry concerning, alleged violations of or noncompliance with respect to any Applicable Law in any material respect. None of the Companies is, as of the date hereof, under investigation or, to the best of their Knowledge, the subject of an inquiry or pending inquiry by any Governmental Authority, for any alleged material violation of or material noncompliance with respect to any Applicable Law.

(c)	Neither the Sellers nor any of the Companies, are identified on the list of “Specifically Designated Nationals and Blocked Persons” maintained by OFAC (or other similar lists maintained by any other Governmental Authority) or is a department, agency or instrumentality of, or otherwise controlled by or acting on behalf of, the government of any country that is subject to economic sanctions programs administered by OFAC, or is owned or controlled by or owns or controls a person otherwise subject to economic sanctions administered by OFAC.

(d)	Neither the Companies (or any other person acting for the benefit of the Companies or any director or shareholder of the Companies), nor to the Knowledge of the Sellers and the Key Guarantors, any manager, member, officer, employee, or legal representative of the Companies, has directly or indirectly (a) made, authorized, promised or offered to make any contribution, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of what form, whether in money, property, services or any gift, except as expressly permitted by law (as applicable to the Sellers and/or the Companies as of the date hereof and as of the Closing Date), (i) to obtain favorable treatment for the Companies or the Business or to secure any contract, (ii) to pay for favorable treatment for the Companies or the Business or for contracts secured, (iii) to obtain special concessions for the Companies or the Business or for special concessions already obtained, (iv) to influence any act or decision of any such person, whether in its official or individual capacity or (v) in violation of any legal requirement; (b) established or maintained any fund or asset that has not been recorded in the accounting books and records of the Companies; or (c) accepted or received any unlawful contributions, payments or expenditures.

6.27	No Violations.

The execution, delivery and performance of this Agreement and the ancillary documents to which the Companies are a party, and the consummation of the transactions contemplated hereby and thereby do not (i) violate the Organizational Documents (ii) conflict with or violate any law applicable to the Companies or any of their respective assets and (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default), give rise to any right of any third party under, or require any consent under any Material Contracts.

6.28	Accurate Information; No Implied Representations.

The only representations and guarantees expressed by the Sellers are those expressly contained in this Agreement.

6.28	Non-Infringement; Obligation.

(a)	The execution, delivery and performance by the Sellers of their obligations under this Agreement does not infringe in any material respect on any agreement to which any of the Companies may be a party, nor will the transactions contemplated in this Agreement result in any obligation of any of the Companies to create a lien in favor of a third party. No Company is party to a contract or any agreement that contains any clause that prohibits or results in the payment of any amount as a consequence of the consummation of this Agreement.

(b)	This Agreement constitutes a legal obligation and is enforceable against each Seller in accordance with its terms.

6.29	No Transaction Payments.

Execution and delivery or the consummation of the transactions contemplated by this Agreement or by any ancillary documents, either alone or in combination with another event, does not and will not (i) entitle any current or former employee or officer of any of the Companies to severance pay, unemployment, or any other payment of any kind, (ii) accelerate the time of payment or vesting, or increase the amount, of any employees compensation, incentives, bonus or similar plans (including any stock option plan, employee stock purchase, or phantom stock plans).

SEVENTH.	COVENANTS.

7.1	Operation of Business.

Except as expressly required herein, set forth in Schedule 7.1, as required by Applicable Law, or as consented to in writing by the Purchaser, between the date of this Agreement and the Closing Date, the Sellers and Somar shall cause the Companies to conduct and operate the Business in the ordinary course in a manner consistent with each of their past practices, and use reasonable best efforts to maintain and preserve their respective assets and property, and preserve intact their respective business relationships and goodwill that each Company has with those customers, suppliers, landlords, creditors, employees, agents and others having a business relationship with such Companies. Without limiting the generality of the foregoing, except as expressly required herein, as required by Applicable Law, or as set forth on Schedule 7.1 or as consented to in writing by the Purchaser between the date of this Agreement and the Closing Date, the Sellers and Somar shall not, and shall cause each of the Companies not to:

(a)	amend any of the Companies’ respective Organizational Documents in any material respect that is adverse to the Purchaser, except as provided under Section 7.7;

(b)	authorize, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of any Company’s capital stock or any other Company voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or voting securities;

(c)	declare any dividends, stock-splits or other distributions with respect to the equity interests of any of the Companies, except as set forth in Schedule 7.1;

(d)	form any subsidiaries or make any investment in any new business or other entity, other than in the ordinary course of business, consistent with past practice, except as set forth in Schedule 7.1;

(e)	make any acquisitions over USD$2,000,000.00 (two million Dollars 00/100) (whether by a single project or in the aggregate), make any capital expenditures in excess of USD$2,000,000.00 (two million Dollars 00/100), change any existing business practice, expand into a new line of business or adopt a new method of manufacturing;

(f)	borrow or agree to borrow any money, assume or otherwise guarantee or become liable for any liability (i) in excess of USD$2,500,000.00 (two million five-hundred thousand Dollars 00/100), individually, or USD$5,000,000.00 (five million Dollars 00/100) in the aggregate, or issue any note, bond, or other debt security in excess thereof, or (ii) related to, or in connection with, the Sellers and/or the Excluded Businesses;

(g)	pay, discharge or otherwise satisfy any claim, liability or obligation except in the ordinary course of business and consistent with past practice, or settle, waive or otherwise compromise any claim, including litigation;

(h)	enter into, amend or modify in any material respect or terminate any Material Contract, other than such contracts, agreements or arrangements entered into in the ordinary course of business consistent with past practice (including contracts, agreements or arrangements with customers, vendors or clients);

(i)	take or fail to take any action that (a) the Sellers know will result in a breach of covenant or the failure of a representation to be true at Closing (in accordance with the terms of such covenant or representation as provided herein), (b) causes or will cause the occurrence of any event or default under any Material Contract, or (c) causes or permits to exist any circumstance that would reasonably expected to result in a Material Adverse Effect;

(j)	dispose or permit to lapse the rights to use any patent, trademark or other intellectual property or disclose trade secrets to a third party;

(k)	change or modify any accounting practice or procedure, other than as may be required by Mexican NIF;

(l)	except in the ordinary course of business consistent with past practice, change any election related to Taxes (unless required by Applicable Law);

(m)	enter into, adopt, amend or terminate any collective bargain agreement, other than any adoption, amendment or termination required by law;

(n)	terminate any senior member of the Companies’ management, other than to the extent agreed upon by the Purchaser;

(o)	increase the rate of compensation of, or pay or agree to pay any benefit to, its directors, officers, or employees, except as may be required by any existing plan made available to the Purchaser or in the ordinary course of business in a manner consistent with past practice; and

(p)	agree, in writing or otherwise, to take any of the above-prohibited actions.

7.2	Consents and Advisors.

The parties hereby (i) represent that in the execution of this Agreement no error, bad faith, intimidation or violence exists that could invalidate it and (ii) acknowledge that the Purchase Price is the fair and real value of the Shares. Each party will be liable for any fees, commissions or consideration in favor of auditors, intermediaries, dependents, agents or any other person who assisted, assessed or was contacted for the execution of this Agreement, and any expenses related with it, including legal fees, notarial fees and registration expenses, as applicable.

7.3	Confidentiality.

Each of the parties agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the transactions contemplated herein (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. Such documents, materials and information shall not be communicated to any third party (other than each of parties’ counsel, accountants and financial advisors). The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which is (i)

previously known on a non-confidential basis by such party, (ii) in the public domain through no fault of such party, (iii) later lawfully acquired by such party from sources other than the parties, (iv) is required to be disclosed under Applicable Law or judicial process, or to any Governmental Authority having regulatory authority over such party or its Affiliates, but only to the extent it must be disclosed, or (v) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby. The provisions of this Section 7.3 shall not restrict any party from using confidential information in performing its obligations under, or enforcing the terms of, this Agreement or in exercising its rights relating thereto.

7.4	Cooperation.

(a)	Subject to the terms and conditions established in this Agreement, each one of the parties expressly agrees to make its best efforts to take the appropriate actions according to the law or to this Agreement to carry out or make the subject of this instrument effective. In this sense and as stated in Section 5.1(a) of this Agreement, the Purchaser shall (i) carry out all acts that may be necessary to obtain CFCE Authorization, with or without conditions as long as such acts would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) invite the Sellers and their legal advisors to significant meetings and conversations that they have with officers of the CFCE, except as otherwise required by Law; provided that, Purchaser shall not be to initiate any voluntary, judicial or administrative, proceeding, suit, dispute or other claim against any Governmental Authority.

(b)	Specifically with respect to the ongoing tax audit described in Schedule 6.10 and any future developments in connection therewith (including any potential judicial or administrative proceeding arising therefrom), the parties agree that Sellers, as indemnifying parties, may assume the defense of any Claim related therewith (the “Tax Claim”) subject to the following procedures:

(1)	The Sellers will select their own counsel to conduct the defense of such Tax Claim and, at the Seller’s sole cost and expense, shall take all steps necessary in the defense or settlement thereof. If the defense or resolution of any such Tax Claim requires that all or a portion of the contested Taxes (or a bond in respect thereof) be paid as a jurisdictional prerequisite, the Sellers shall advance to the Purchaser (or to any Company designated by the Purchaser) the amount of such Taxes or the fee for such bond before such proceedings are initiated or otherwise provide applicable collateral to satisfy any such procedural requirement before such proceedings are initiated.

(2)	The Purchaser shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense, and shall be entitled to any and all information and documentation relating thereto. The Sellers shall conduct the defense or settlement of any Tax Claim in a good faith and ethical manner and in accordance with all Applicable Laws.

(3)	If the Sellers do not assume the defense of any such Tax Claim in accordance with the terms hereof, the Purchaser may, at the Sellers’ expense, defend against such Tax Claim in such manner as it may deem appropriate in accordance with Applicable Laws. The Sellers and the Purchaser shall permit each other reasonable access upon reasonable prior notice and during normal business hours to relevant books and records and shall otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a Tax Claim. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not admit any Liability with respect to, or settle, compromise or discharge any Tax Claim without the Sellers’ prior written consent and the Sellers shall not admit any Liability with respect to, or settle, compromise or discharge any Tax Claim without the Purchaser’s prior written consent.

(4)	The party controlling the Tax Claim shall keep the non-controlling party fully advised on an ongoing basis of matters related to the defense of the Tax Claim, including (w) promptly notifying the non-controlling party of any communication from any Governmental Authority relating to the Tax Claim and permitting the non-controlling party and its advisors to review in advance any proposed written communication to any such Governmental Authority, (x) consulting with the non-controlling party in respect of strategic decisions and considering in good faith the views of the non-controlling party and, in the controlling party’s reasonable discretion, incorporating the non-controlling party’s comments in connection with any communications with a Governmental Authority regarding the Tax Claim, (y) promptly furnishing the non-controlling party with copies of all correspondence, filings and written communications with any Governmental Authority with respect to the Tax Claim and (z) promptly notifying the non-controlling party of any meetings with Governmental Authorities regarding the Tax Claim and permitting, to the extent permitted under Applicable Law, the non-controlling party and its advisors to attend and participate in such meetings. The controlling party shall fully answer all questions relating to the defense of a Tax Claim that may reasonably be posed by the non-controlling party.

7.5	Access to Information; Notification of Certain Matters.

(a)

Sellers and Somar shall cause their officers, directors, employees, auditors and other agents to afford the officers, managers, directors, employees, auditors and other agents (collectively, “Representatives”) of Purchaser reasonable access during normal business hours (and upon 48-hours prior written notice) to the officers, directors, employees, agents, properties, offices and other facilities of each of the Companies and each of the Companies' books and records, and shall furnish Purchaser with such existing financial, operating and other data and information with respect to the Business, as Purchaser, through its officers, employees, auditors or other agents, may reasonably request. Notwithstanding anything to the contrary set forth in this Agreement, neither the Sellers nor any of its Affiliates (including the Companies) shall be required to disclose to Purchaser or any agent or Representative thereof any information, if doing so, would be expected to reasonably violate any Applicable Law. Without limiting the foregoing, Sellers and Somar shall cause their respective Representatives to give to Purchaser and its Representatives any and all access reasonably necessary for Purchaser to complete its due diligence relating to the joint venture created under the Memorandum of Understanding and any related agreements or arrangements.

(b)	Until the Closing, each party hereto shall promptly notify the other party in writing of any state of fact, change, condition, event, development or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in the Fifth Clause of this Agreement becoming incapable of being satisfied; provided that, such notice shall not be deemed to cure any breach of any representation, warranty, covenant or other agreement of any party hereunder or otherwise limit or affect any remedy of any non-breaching party hereunder.

7.6	Non-Compete; Non-Solicitation.

(a)	For a period of 2 (two) years after the Closing Date, except (i) through those entities that appear on Schedule 7.6 of this Agreement and (ii) for any other present or future investments, participations or involvements of any other nature relating (either directly or indirectly) to any competing (or potentially competing) businesses or persons that are not under the control of the Sellers or any of their Affiliates; none of the Sellers, nor any of their Affiliates, shall, directly or indirectly, invest in, own, manage, operate, finance, control, advise, render services to, guarantee the obligations of, be employed by, be associated with, or in any manner be connected with any person engaged in the Business Scope, or engage individually, in any activity within the Business Scope.

(b)	Prior to the earlier of Closing or termination of this Agreement pursuant to Section 5.5, no Seller shall, and each Seller shall cause the Companies and their Affiliates not to, directly or indirectly, solicit, initiate, encourage, or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider the merits of any inquiries or proposals from any person (other than Purchaser or their representatives acting in such capacity) relating to any business combination involving any of the Companies, however structured, including the sale of any equity interest in any of the Companies or the sale of assets of any or all of the Companies (other than in the ordinary course of business consistent with past practices), or any merger, consolidation or similar transaction or arrangement. Each Seller shall notify Purchaser of any such inquiry or proposal within 24 (twenty-four) hours of receipt thereof by any Seller, or any of their Affiliates, or any of their respective Representatives.

(c)	Except with the Purchaser’s consent, each of the Sellers agrees that, from the Closing Date and for a period of 2 (two) years from such date, it shall not directly or indirectly, offer employment or employ any of the employees or officers of the Companies; provided, however, that the foregoing shall not prohibit (i) employment of persons accepting employment through a general solicitation to the public and that have not, in any way, been contacted independently (in the understanding that the exception provided in this clause (i) shall not apply to Key Employees), and (ii) employment of employees fired or terminated by the Companies after the Closing Date so long as Seller had not violated this Section 7.6 prior to such firing or termination.

7.7	Stockholder Approval; Transfer of Companies.

(a)	The Sellers and Somar hereby agree that they shall cause a meeting of each of the Companies’ stockholders to be duly called and convened as soon as practicable after the date of this Agreement for the purpose of approving the transactions contemplated herein, and Sellers will use their best efforts to obtain stockholder approval thereof for each of the Companies.

(b)	The Sellers and Somar shall additionally instruct the secretary of each Company and/or cause a meeting, or a series of meetings, as applicable, of each of the Companies’ stockholders to be duly called and convened in order to: (i) cause to be prepared and adopt (or cause to be adopted) all documents necessary to effect the transfers of Shares from the stockholders of the Companies to Purchaser, as contemplated herein, including, without limitation, the cancelation of all share certificates granted prior to the Closing Date and the issuance of new share certificates to Purchaser or Purchaser’s designees, which shall occur on the Closing Date; (ii) to the extent instructed in writing by the Purchaser under Section 5.4(a)(iii), revoke any of the powers of attorney appearing on Schedule 6.24 to this Agreement and, to the extent necessary and sufficient to consummate the transactions contemplated herein, appoint powers of attorney to the individuals designated by Purchaser prior to the Closing Date; (iii) receive and accept the resignations of the individuals whose names appear on Schedule 5.4(a)(3)(iii) to this Agreement and, to the extent necessary and sufficient to consummate the transactions contemplated herein, appoint, or cause the appointment of, individuals designated by Purchaser prior to the Closing Date, and (v) cause the books and records of the Companies to be delivered to Purchaser or Purchaser’s representative or designee on the Closing Date.

7.8	Spousal Consent.

On or before the Closing Date, JMRS and JMRR, shall deliver to the Purchaser a copy of the consent letter in the form attached hereto as Exhibit J (a “Spousal Consent”) duly executed by their spouses, Mrs. Rosamaría Rodríguez Aguirre and Mrs. María del Consuelo Reyes Salinas, respectively, irrevocably and unconditionally approving the execution and delivery of this Agreement and any ancillary agreement by JMRS and JMRR, and performance of the transactions contemplated hereby and thereby.

7.9	Indebtedness.

Sellers shall ensure that, as of the Closing, none of the Companies or their assets or properties shall have any outstanding Indebtedness, or be subject to any Encumbrances securing any Indebtedness, and shall provide to the Purchaser an executed copy of any payoff letters or payoff certificates reasonably requested by the Purchaser, in form and substance reasonably acceptable to the Purchaser, with respect to the payoff of any such Indebtedness.

7.10	Payment of the GFS Dividend

On the Closing Date (promptly after the Sellers have acquired Control over the Companies), Purchaser shall cause the GFS Dividend to be paid from the GFS Account to the relevant (exiting or former) shareholders by Somar (in accordance with the proportions set forth in Exhibit A) by wire transfer of immediately available funds to the Sellers Accounts and to the account of any former shareholder, as instructed in writing by such former shareholder to the relevant Company at least 2 (two) days prior to the Closing Date.

7.11	Draft 2013 Financial Statements; Final 2013 Audited Financial Statements

Promptly after the date on which the audited financial statements of each Company with respect to the fiscal year ending on December 31, 2013, have been delivered to Somar, but in no case later than 10 (ten) calendar days following the date hereof, Somar shall deliver a copy of such financial statements to the Purchaser.

EIGHTH. INDEMNITY OBLIGATION.

8.1	Indemnification Obligation.

(a)	Survival of the Indemnification Obligation. The representations, warranties, covenants and agreements of Sellers contained in this Agreement, or the ancillary documents or in any schedule or exhibit or certificate delivered pursuant to the provisions of this Agreement or in connection with the transactions, will survive the Closing (a) until the expiration of the applicable statutes of limitations, taking into account any applicable waivers or extensions, plus 90 (ninety) calendar days, with respect to (i) the Fundamental Representations, (ii) the Indemnification Obligation in respect of any Tax Indemnification Event, (iii) the Sellers Indemnification Obligation for the items set forth in Section 8.1(b)(3), (iv) representations and warranties under Sections 6.11 (Labor Obligations) and 6.16 (Environmental Matters), and (v) each covenant and agreement contained in this Agreement that by its terms is to be performed or complied with after the Closing; and (b) until the date that is 18 months following the Closing Date in the case of (i) all other representations and warranties and (ii) each of the agreements, covenants or obligations contained in this Agreement that, by its terms, is to be performed or complied with prior to or at the Closing.

(b)	General Indemnification. From and after Closing, subject to this Eighth Clause, Sellers shall, pursuant to the Applicable Proportions, and the Key Guarantors shall jointly and severally, in accordance with Section 8.1(f), save, defend, indemnify and hold harmless the Purchaser and their Affiliates (including, following the Closing, the Companies) and each of their respective Representatives (collectively, the “Purchaser Indemnitees”) from and against, and compensate and reimburse the Purchaser Indemnitees for, any and all Losses incurred by such Purchaser Indemnitees to the extent arising out of or relating to any of the following:

(1)	any breach of, or failure to be true and correct, in each case as of the date of this Agreement or as of the Closing as though made as of the Closing Date, of any representation or warranty (excluding Fundamental Representations and any breach of a representation or warranty contained in Section 6.10) made by the Sellers or Somar contained in this Agreement (or any certificate or document delivered in connection herewith, considering in each case as part of any representation or warranty any exception included in the schedule relating to such representation); provided, however, that in the case of any representation or warranty (or the defined terms used in such representations or warranties) that is limited by qualifications as to materiality, Material Adverse Effect or any similar term, qualification or limitation based on materiality, the existence of any breach or failure to be true and correct for purposes of this Section 8.1 and the existence and scope of indemnification of any representation or warranty hereunder shall be determined as if such qualification, term or limitation based on materiality or Material Adverse Effect were not included therein;

(2)	any breach or failure to perform any covenant or agreement (other than any breach or failure to perform a covenant or agreement relating to Taxes by the Seller or Somar contained in this Agreement (or any certificate or document delivered in connection herewith);

(3)	the Excluded Businesses, the Sellers’ Corporate Restructuring and any Funded Indebtedness or Seller Transaction Expenses (as of the Closing) not taken into account in the adjustment set forth in Section 3.2; or

(4)	any breach of, or failure to be true and correct, in each case as of the date of this Agreement or as of the Closing as though made as of the Closing Date, of the Fundamental Representations.

(c)

Tax Indemnification. From and after Closing, subject to this Eighth Clause, Sellers shall, pursuant to the Applicable Proportions, and Key Guarantors shall jointly and severally, in accordance with Section 8.1(f), save, defend, indemnify and hold harmless the Purchaser Indemnitees for any and all Losses incurred by such Purchaser Indemnitees to the extent arising out of or relating to any of the following,

(i) all Taxes of any Company (or the non-payment thereof) for taxable periods (or portions thereof) ending on or before the Closing Date, including those arising from matters disclosed in the schedules hereto (taking into account the allocation provisions of Section 8.1(d) in the case of taxable periods that end after the Closing Date), except to the extent such Taxes were taken into account in calculating Final Working Capital, (ii) all Taxes required to be paid (or the non-payment thereof) derived from dividend or profit distributions agreed by the Companies’ shareholders prior to the Closing Date, (iii) all Taxes required to be paid by any Company after the Closing Date by reason of the Company (or any predecessor of the Company) having been a member of a consolidated, unitary, or similar group on or prior to the Closing Date, (iv) all Taxes payable by any of the Sellers, (v) all Taxes of any person required to be paid by any Company as a transferee or successor, by contract or pursuant to Applicable Law, where the liability of the Company for such Taxes is attributable to an event or transaction occurring before the Closing Date, including a merger involving any company, (vi) the breach of any representation or warranty of the Sellers or Somar contained in Section 6.10 or in any schedule or exhibit or certificate relating to Taxes delivered pursuant to the provisions of this Agreement or in connection with the transactions, and (vii) the breach of any obligation of the Sellers or Somar hereunder relating to Taxes (each one, for purposes of this Agreement, a “Tax Indemnification Event”).

(d)	Allocation. For purposes of allocating responsibility between Purchaser and Sellers for Taxes payable with respect to any taxable period beginning on or before the Closing Date and ending after the Closing Date, the amount of such Taxes allocable to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes based upon or related to income or gross receipts (including sales, use and other transaction Taxes, and employment Taxes) be deemed to be the amount that would be payable if the relevant taxable period ended at the end of the day on the Closing Date, and (ii) in the case of any Taxes that are not based upon or related to income or gross receipts (including periodically assessed ad valorem Taxes and Taxes not otherwise feasibly allocable to specific transactions or events), be deemed to be the amount of such Taxes for such entire taxable period multiplied by a fraction the numerator of which is the number of days in the portion of such taxable period ending on the Closing Date and the denominator of which is the number of days in such entire taxable period, and (iii) the Taxes required to be paid (or the non-payment thereof) derived from dividend or profit distributions agreed by the Companies’ shareholders prior to the Closing Date, shall be deemed to arise in their entirety from taxable periods prior to the Closing Date.

(e)	Limits to the Indemnification Obligation. The obligation of the Sellers to indemnify the Purchaser Indemnitees for the concepts set forth in this Eighth Clause will be subject to the following limitations:

(i)	Subject to the conditions set forth in the following paragraphs, an “Indemnifiable Event” shall give rise to liability of the Sellers only to the extent all Losses from indemnifiable claims under this Section 8.1 represent, collectively or individually, an amount equal or greater than USD $2,687,500.00 (two million six hundred eighty-seven thousand five hundred Dollars 00/100) (the basket or “Minimum Indemnification Amount”), after which the Sellers shall be liable for all Losses in excess of the Minimum Indemnification Amount; provided, however, that the Minimum Indemnification Amount shall not be applicable to claims for indemnification with respect to Section 8.1(b)(2), Section 8.1(b)(3) and Section 8.1(b)(4) (each, an “Excluded Claim”);

(ii)	In addition to the foregoing, the parties hereby agree that no individual claim or series of related claims arising from the same facts, events or circumstances shall be indemnifiable unless it is (or such series or related claims are) for an amount in excess of USD$35,000.00 (thirty five thousand Dollars 00/100) (the “De Minimis Threshold”), and any claim (or any such series of related claims) that does not exceed such amount shall not be included in the calculation of whether or not the Minimum Indemnification Amount or the Liability Cap has been reached; provided, however, that the De Minimis Threshold shall not apply to Excluded Claims; and

(iii)	The maximum aggregate amount recoverable by the Purchaser Indemnitees for claims of indemnification under this Clause relating to (i) Excluded Claims, shall be equal to the Purchase Price (as adjusted), (ii) Indemnifiable Events that are Tax Indemnification Events, shall be equal to USD$95,000,000.00 (ninety-five million Dollars 00/100) (including, without duplication, the Escrow Fund), and (iii) other Indemnifiable Events (other than Excluded Claims and Tax Indemnification Events), shall be equal to the Escrow Fund (each a “Liability Cap”).

(f)	Amounts in Excess of the Escrow Fund; Key Guarantors. The parties agree that all indemnification obligations of Sellers pursuant to this Eighth Clause are limited to the Escrow Fund, with the exception of the Excluded Claims and Tax Indemnification Events where the Sellers agree to, severally (as obligados mancomunados), indemnify, defend and hold harmless the Purchaser Indemnitees and the Companies, as applicable, and the Key Guarantors agree to severally and jointly, guarantee (as obligados solidarios) all of the indemnification obligations of each Seller under the Agreement, subject to the terms, conditions and limitations set forth in this Eighth Clause for any amounts owed to Purchaser Indemnitees under this Eighth Clause that cannot be recovered from the Escrow Fund either by virtue of the Escrow Fund having been exhausted by previously paid claims or by virtue of the Escrow Fund having been released in accordance with Section 8.1(g). It being understood and agreed that the Purchaser Indemnitees shall, during the first eighteen (18) months following the Closing, first seek recovery of any claim arising under this Eighth Clause against the Escrow Fund, and during such eighteen month (18) month period, shall only assert any such claim against the Seller or Key Guarantors directly to the extent that the amount remaining in the Escrow Fund, if any, which has not then been placed in reserve, is not sufficient to discharge in full such Claim.

(g)	Notification and Claims against Escrow Fund. Subject to the limitations described in the preceding subsections, the Purchaser Indemnitees will be able to enforce the indemnifications to which this Eighth Clause refers to from time to time, through the delivery of notifications to the Sellers’ Representative and Escrow Agent. The procedure for the notification of claims, observations of the Sellers, payment from the Escrow Fund and resolution of disputes will be the following:

(1)	In case any claim by any of the Purchaser Indemnitees exists, such Purchaser Indemnitees must provide notification of said claim in writing to the Sellers’ Representative and Escrow Agent (the “Claim Notice”) upon receipt of which Escrow Agent shall set a reserve from the Escrow Fund equal to the indemnifiable amount (a “Reserved Amount”). Thereafter, the Escrow Agent shall not release such Reserved Amount of the Escrow Fund except when a determination with respect to such Reserved Amount has been made pursuant to either Section 8.1(g)(3) or Section 8.1(g)(4) (each, a “Determination”).

(2)	Upon the Sellers’ Representative receiving the Claim Notice, the Sellers’ Representative will have 30 (thirty) calendar days after receipt of the Claim Notice on behalf of the Sellers, (x) make a written observation to the Purchaser Indemnitees but solely indicating those points over which a dispute exists, or (y) indicating in writing to the Purchaser Indemnitees its confirmation of the content of the Claim Notice.

(3)	The content of the Claim Notice will be deemed as approved and confirmed if (x) the Sellers’ Representative does not answer within the 30 (thirty) calendar days mentioned in Section 8.1(g)(2); (y) the Sellers’ Representative has approved and confirmed in writing the content of the Claim Notice; or (z) the Sellers’ Representative has partially approved in writing the content of the Claim Notice on certain non-disputed items, in which case, the parties agree that the content of the Claim Notice will be accepted, whether it be completely or partially over the non-disputed parts, as applicable, and the Escrow Agent shall effect a release of the Reserved Amount equal to the indemnifiable amount from the Escrow Fund Representing the portion of the Claim Notice which is approved pursuant to this Section 8.1(g)(3).

(4)	For those issues in a Claim Notice to which the Sellers object and had comments, the parties will observe the following: (1) the Purchaser Indemnitees and the Sellers will meet within the 30 (thirty) calendar days following the delivery of the observations to the Purchaser, to attempt to resolve the Claim Notice; and (2) if for any reason the parties are not able to reach an agreement within a period of 45 (forty-five) calendar days following the date in which the meeting is held, then the issues in dispute in the Claim Notice shall be submitted to arbitration in the matter permitted by Section 9.1 below.

(5)	It is acknowledged and agreed that on the eighteen (18) month anniversary of the Closing Date (the “Distribution Date”) the then-remaining amount of Escrow Fund, if any, that has not either been previously distributed to the Purchaser Indemnitees, or previously placed in reserve in connection with an indemnifiable claim pursuant to this Eighth Clause, shall be released to the Sellers and the parties to the Escrow Agreement shall execute all necessary documents in accordance with the Escrow Agreement to cause such distribution to the Sellers. If the Purchaser Indemnitees have provided a Claim Notice for which a Reserve Amount from the Escrow Fund has been made prior to the Distribution Date, the Reserve Amount in respect of such indemnifiable claim shall continue to be held in escrow following the Distribution Date until a Determination is made in respect of each such indemnifiable claim.

(h)	Third-Party Claims.

(1)	All claims for indemnification made under this Eighth Clause resulting from, related to or arising out of a third-party claim against the Purchaser shall be made in accordance with the following procedures. Purchaser shall give prompt written notification to Sellers’ Representative (a “Third Party Claim Notice”) of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party; provided, however, that the failure to provide such notice shall not release Sellers from any obligations under this Eighth Clause except to the extent Sellers are materially prejudiced by such failure (including, without limitation, any delay that would adversely affect the ability of the Sellers to defend against the relevant claim). Such Third Party Claim Notice shall include a description, to extent known by Purchaser, of the facts constituting the basis for such third party claim and the amount of the Losses claimed, if known and quantifiable (the “Third Party Claim Amount”).

(2)

Within 10 (ten) calendar days after delivery of such Third Party Claim Notice, Sellers may, upon written notice thereof to the Purchaser, assume control of the defense, in good faith, of such action, suit, proceeding or claim with counsel reasonably satisfactory to Purchaser. If Sellers do not assume control of such defense, Purchaser shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that, if Seller assumes control of such defense and Purchaser reasonably concludes, based on advice from counsel, that the Purchaser and Seller have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to such Purchaser solely in connection therewith shall be considered “Losses” for purposes of this Agreement. Purchaser shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of Sellers. Sellers shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of Purchaser Indemnitees from all liability with respect thereto or that imposes any liability or obligation on Purchaser Indemnitees without the prior written consent of the Purchaser. In the event Seller do not exercise its right to conduct the defense against any such third party claim, Sellers shall cooperate with Purchaser in such defense and make available to the Purchaser, all such witnesses, records, materials and information in Sellers’ actual possession or under Sellers’ direct control relating thereto as is reasonably required by the Purchaser.

(3)	The party controlling the defense of a third party claim shall keep the other party reasonably advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto.

(i)	The Sellers and the Purchaser agree to treat any payment made pursuant to this Eighth Clause as an adjustment to the Purchase Price for all Tax purposes, except as otherwise required by Applicable Law.

8.2	No Limitation for Acts of Fraud.

Notwithstanding anything in this Agreement to the contrary, including Section 8.1(b), to the contrary, in the event that either the Sellers, on the one hand, or the Purchaser, on the other hand, commits an act of fraud toward the other party, the party that suffers or incurs Losses by reason thereof shall be entitled to seek recovery therefor against the party who committed such act without regard to any limitation or survival period set forth in this Agreement.

NINTH. MISCELLANEOUS.

9.1	Governing Law.

This Agreement shall be governed by and construed in accordance with the federal laws of Mexico, without giving effect to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

9.2	Arbitration.

Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a breach thereof shall be submitted to arbitration administered by the ICC in accordance with its International Arbitration Rules in full force and effect at the moment of the delivery of the request for arbitration (the “Rules”), except as modified herein.

The arbitration shall be before panel of three arbitrators, of whom one shall be nominated by the Purchaser, jointly, and another shall be nominated by the Sellers, jointly, in the manner provided in the Rules. The third arbitrator, who shall serve as the chair of the tribunal, shall be jointly nominated by the two party-nominated arbitrators within 15 (fifteen) calendar days of the date of confirmation of the appointment of the second arbitrator. Any arbitrator not timely nominated hereunder shall be appointed by the ICC on the written request of any party. The arbitration shall be conducted in English. The seat of the arbitration shall be Miami, Florida (or such other location as the parties hereto may unanimously agree in writing), and any award shall be deemed to have been made there.

The tribunal shall endeavor to render its award within 270 (two hundred and seventy) calendar days from the date of the terms of reference. The award of the tribunal shall be final and binding upon all parties and may be enforced in any court of competent jurisdiction. The award may be made public only with the written consent of all parties to the arbitration; provided, however, that any ruling or award, final or otherwise, may be cited in any subsequent dispute or proceeding to enforce such ruling. The tribunal shall neither have nor exercise any power to award special, exemplary, indirect, consequential or punitive damages. The tribunal’s award shall not be subject to appeal or judicial review. The arbitral tribunal shall determine the proportions in which the parties shall pay the fees and expenses related to the arbitration proceeding, as provided in the Rules. The parties hereby agree that the arbitral tribunal shall have the power to award any remedies requested by the parties (including specific performance).

9.3	Expenses; Taxes.

The parties hereto agree that all expenses, Taxes, and fees resulting for each party from the execution of this Agreement, shall be paid by each such party, as applicable.

9.4	Notices.

Except as otherwise provided in this Agreement, all notices and other communications related to this Agreement, shall be made in writing and delivered or sent to the domiciles or fax numbers set forth herein below, or to any other domicile or fax number appointed by each party or its representatives by means of written notice to the other parties at least 5 (five) Business Days in advance. Such notices and communications shall be delivered (i) by hand, (ii) by courier, or (iii) by fax, and will be effective, if delivered by hand or by courier, upon delivery, and if transferred by fax, upon confirmation of receipt, provided that, subject to the applicable legislation, the inability to deliver any notice due to a change in the corresponding domicile which was not notified to the other parties in accordance with this Agreement or, the refusal by either party to receive any notice, such notice shall be deemed received on the date of delivery to the previous domicile or on the date of refusal to receive the notice.

For purposes of the above, the parties hereby appoint the following domiciles:

To the Purchaser:

Endo Netherlands B.V.

Prins Bernhardplein 200

1097 JB Amsterdam, the Netherlands

Tel: (484) 216-4116

Fax: (610) 884-7159

Attention: Blaine T. Davis

With a copy (which shall not constitute notice to):

Endo International plc

1400 Atwater Drive

Malvern, Pennsylvania 19355

Tel: (484) 216-4116

Fax: (610) 884-7159

Attention: Caroline Manogue

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Tel: (212) 735-3743

Fax: (917) 777-3743

Attention: Eileen T. Nugent

                  Brandon Van Dyke

and

Creel, García-Cuéllar, Aiza y Enríquez, S.C.

Mexico, D.F., Mexico Office

Paseo de los Tamarindos No. 60 3rd Floor

Bosques de las Lomas, Mexico, D.F. 05120, Mexico

Tel: +52 (55) 4748-0602

Fax: +52 (55) 4748-0690

Attention: Jean Michel Enríquez

                  Jorge Montaño

To the Sellers and Key Obligors:

Adolfo Prieto 1427

Colonia del Valle

Del. Benito Juárez, Mexico, D.F., Mexico 03100

Tel: +52 (55) 5340-2357

Fax: +52 (55) 5340-2355

Attention: José Miguel Ramos Rodríguez

With a copy (which shall not constitute notice) to:

Galicia Abogados, S.C.

Torre del Bosque

Blvd. Manuel Avila Camacho 24, 7th Floor

Colonia Lomas de Chapultepec

Mexico City, Mexico 11000

Tel: +52 (55) 5530-9233

Fax: +52 (55) 5530-9202 x2233

Attention: Christian Lippert Helguera

9.5	No Third Party Rights; Assignment.

This Agreement only grants benefits to its executing parties and does not intend to confer any benefit, or create any right in favor of any third person. This Agreement may not be assigned, in whole or in part, without the prior written consent of the other party, except that the Purchaser may transfer, assign or delegate, in whole or from time to time in part, to one or more of their Affiliates, their rights and obligations under this Agreement, provided that any such assignment shall not be inconsistent with or cause a breach under the authorizations, orders, Permits or approvals obtained in connection with the Agreement.

9.6	Amendments.

This Agreement may only be amended, modified waived or supplemented by an agreement in writing signed by each party hereto, and such amendment, modification, waiver or supplement shall only be in effect for the purposes for which it was granted.

9.7	Headings and Definitions.

The headings for all Clauses, Sections and subsections of this Agreement are for convenience of reference only and shall not be used to interpret any of the provisions herein. All capitalized terms used in this Agreement will have the meaning that is assigned to them in this Agreement.

9.8	Legal Counsel; Mutual Negotiation.

Each party hereto has had legal representation by a legal counsel of their choice for the negotiation of this Agreement. Therefore, this Agreement is deemed to have been negotiated and prepared in accordance with the joint request, direction and interpretation of the parties in equal conditions, with the advice and participation of their legal counsels, and shall be construed in accordance with its terms without favoring any of the parties. The parties acknowledge that the Sellers were the drafting party of the Schedules referred to in this Agreement.

9.9	Waiver.

Failure by any party to exercise its rights hereunder, shall not have the effect, under any circumstance, of a waiver of such rights, nor the individual or partial exercise by the Pledgee of any rights hereunder, shall be understood as excluding the possibility of exercising any other right.

9.10	Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect and shall be construed in order to obtain the most similar result to the original intention of the parties hereto.

9.11	Counterparts.

This Agreement may be executed in one or more counterparts (including by fax or .pdf.), each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

9.12	No Limitation.

It is the intention of the parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties and covenants in this Agreement shall be construed to be cumulative and that each representation, warranty and covenant in this Agreement shall be given full, separate and independent effect and nothing set forth in any provision herein shall in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

9.13	Entire Agreement.

This Agreement (including its Exhibits and Schedules), together with the rest of the documents herein provided, constitutes the entire agreement between the parties relative to the subject matter hereof, and prevails over and replaces any understanding, contract or agreement, whether oral in writing, of any nature, in connection with this Agreement. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

9.14	Guarantors.

(a)	According to the terms of articles 1987, 1988, 1989, 1995, 2002 and other applicable articles of the Federal Civil Code and the corresponding articles of the Civil Codes for the each state of Mexico and the Federal District: each of the Key Guarantors hereby expressly, unconditionally and irrevocably becomes a joint obligor (obligado solidario) with respect to any of the indemnification obligations of Sellers, and they shall guaranty the timely and exact compliance of the respective obligations of Sellers in accordance with the terms and conditions provided in this Agreement and, in particular, those set forth in Section 8.1(f) above. To the extent applicable, Sellers and the Key Guarantors waive the benefits of orden and excusión and of prior judgment and other rights provided for in Articles 2814, 2815, 2817, 2818, 2820, 2821, 2823, 2827, 2836, and 2837 of the Federal Civil Code and the corresponding articles of the Civil Codes of each state in Mexico and the Federal District, which articles are incorporated herein by reference and are not reproduced herein by express representation of each of them that the content of said Articles is known to them.

(b)	According to the terms of articles 1987, 1988, 1989, 1995, 2002 and other applicable articles of the Federal Civil Code and the corresponding articles of the Civil Codes for the each state of Mexico and the Federal District, the Purchaser Guarantor hereby expressly, unconditionally and irrevocably becomes a joint obligor (obligados solidarios) with respect to any of the obligations of Purchaser and its designees, and it shall guaranty the timely and exact compliance of the respective obligations of Purchaser and its designees. To the extent applicable, the Purchaser Guarantor hereby waives the benefits of orden and excusión and of prior judgment and other rights provided for in Articles 2814, 2815, 2817, 2818, 2820, 2821, 2823, 2827, 2836, and 2837 of the Federal Civil Code and the corresponding articles of the Civil Codes of each state in Mexico and the Federal District, which articles are incorporated herein by reference and are not reproduced herein by express representation of each of them that the content of said Articles is known to it.

9.15	Interpretation.

The division of this Agreement into Articles and Sections is for convenience and reference only and shall not in any way affect the meaning or interpretation hereof. Whenever used in this Agreement, (i) words importing the singular number only shall include the plural and vice versa, (ii) words importing the masculine gender shall include the feminine gender, (iii) the words “include” and “including” mean “including without limitation,” (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time prior to the date of this Agreement in accordance with the terms thereof, (v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect at the time particular acts or conditions of compliance are to be determined, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law in effect at the time a particular act or condition of compliance is to be determined and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision, (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof, (vii) the word “notice” shall mean written notice, (viii) the word “or” shall not be exclusive and (ix) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

[Intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written, in 11 (eleven) original copies, with each party retaining one copy.

PURCHASER

ENDO NETHERLANDS B.V.

By:	/s/ Blaine Thomas Davis
Name: Blaine Thomas Davis
Title: Managing Director A

By:	/s/ Gert Jan Rietberg
Name: Gert Jan Rietberg
Title: Managing Director B

Signature page to that certain Stock Purchase Agreement dated April 29, 2014, regarding the acquisition (directly and indirectly) of the entirety of the representative shares of the capital stock of Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable and all of its subsidiaries.

PURCHASER GUARANTOR

ENDO INTERNATIONAL plc
(solely with respect to Section 9.14(b))

By:	/s/ Rajiv De Silva
Name: Rajiv De Silva
Title: President and Chief Executive Officer

Signature page to that certain Stock Purchase Agreement dated April 29, 2014, regarding the acquisition (directly and indirectly) of the entirety of the representative shares of the capital stock of Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable and all of its subsidiaries.

SELLERS AND KEY OBLIGORS

FERNANDO SALVADOR RAMOS SUÁREZ

/s/ Fernando Salvador Ramos Suárez

JAVIER MANUEL RAMOS SUÁREZ

/s/ Javier Manuel Ramos Suárez

Signature page to that certain Stock Purchase Agreement dated April 29, 2014, regarding the acquisition (directly and indirectly) of the entirety of the representative shares of the capital stock of Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable and all of its subsidiaries.

SELLERS

JAVIER MANUEL RAMOS RODRÍGUEZ

/s/ Javier Manuel Ramos Rodríguez

JOSÉ MIGUEL RAMOS RODRÍGUEZ

/s/ José Miguel Ramos Rodríguez

ROSA MARÍA TERESITA RAMOS RODRÍGUEZ

/s/ Rosa María Teresita Ramos Rodríguez

ERIKA RAMOS SCHADTLER

/s/ Erika Ramos Schadtler

LILLIANE RAMOS SCHADTLER

/s/ Lilliane Ramos Schadtler

FERNANDO RAMOS SCHADTLER

/s/ Fernando Ramos Schadtler

Signature page to that certain Stock Purchase Agreement dated April 29, 2014, regarding the acquisition (directly and indirectly) of the entirety of the representative shares of the capital stock of Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable and all of its subsidiaries.

SOMAR

GRUPO FARMACÉUTICO SOMAR, SOCIEDAD ANÓNIMA PROMOTORA DE INVERSIÓN DE CAPITAL VARIABLE

By:	/s/ José Miguel Ramos Rodríguez
Name: José Miguel Ramos Rodríguez
Title: Attorney-in-fact

Signature page to that certain Stock Purchase Agreement dated April 29, 2014, regarding the acquisition (directly and indirectly) of the entirety of the representative shares of the capital stock of Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable and all of its subsidiaries.